UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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ATLAS ENERGY, L.P.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

March 21, 2014

The annual meeting of unitholders of ATLAS ENERGY, L.P. will be held on Wednesday, April 23, 2014 at 8:30 a.m. at The Worthington Renaissance Fort Worth Hotel, 200 Main Street, Fort Worth, Texas to:

1.	Elect two directors of our general partner to serve three-year terms expiring at the annual meeting of unitholders in 2017

2.	Conduct an advisory vote to approve named executive officer compensation (the “Say on Pay” vote);

3.	Ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2014 fiscal year; and

4.	Transact such other business as may properly come before the meeting and any adjournment thereof.

We cordially invite all of our unitholders to attend the meeting, though only unitholders of record on our books at the close of business on March 14, 2014 will be entitled to vote. A list of unitholders entitled to vote at the meeting will be available for inspection at the meeting and for 10 days before the meeting at our offices at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275. The unit transfer books will not be closed.

THE ENCLOSED ADDRESSED ENVELOPE FOR RETURNING THE ENCLOSED PROXY REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE. IF YOU PLAN TO ATTEND THE MEETING, YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU. IF YOUR UNITS ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE UNITS AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE UNITS AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

By order of the Board of Directors of the General Partner,

Lisa Washington, Secretary of

Atlas Energy GP, LLC, general partner of

Atlas Energy, L.P.

March 21, 2014

Important Notice Regarding the Availability of Proxy Materials for

the Meeting to be held on Wednesday, April 23, 2014:

The proxy statement and our 2013 Annual Report are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=197317&p=irol-reportsAnnual

2014 Proxy Statement—Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

GENERAL INFORMATION (see pages 3-5)	CORPORATE GOVERNANCE (see pages 7-13; 15-19)

Meeting: Annual Meeting of Unitholders

Date: Wednesday, April 23, 2014

Time: 8:30 a.m.

Location: The Worthington Renaissance Fort

Worth Hotel, 200 Main Street, Fort Worth, Texas 76102-3011

Record date: March 14, 2014

Stock symbol: ATLS

Exchange: NYSE

Common units outstanding: 51,464,243

Transfer agent: American Stock Transfer &

Trust Company

State of formation: Delaware

Headquarters: Park Place Corporate Center One,

1000 Commerce Drive, 4th floor, Pittsburgh,

Pennsylvania 15275

Website: www.atlasenergy.com

Annual report: http://phx.corporate-

ir.net/phoenix.zhtml?c=197317&p=irol-

reportsAnnual

Director nominees: 2

•      Edward E. Cohen (Management) (CEO and

President)

•      Ellen F. Warren (Independent)

Board term: 3 years

Director election standard: Plurality of votes cast

Board meetings in 2013: 12

Standing board committees (Meetings in 2013):

Audit (10), Nominating and Governance (4),

Compensation Committee (10), Investment (3)

Corporate governance materials:

http://phx.corporate-

ir.net/phoenix.zhtml?c=197317&p=irol-reports

Board communications: You may contact the

chairman of the Audit Committee, Mark C.

Biderman. Correspondence to Mr. Biderman

should be marked “Confidential” and sent to

Mr. Biderman’s attention, c/o Atlas Energy, L.P.,

1845 Walnut Street, 10th Floor, Philadelphia, PA 19103

EXECUTIVE COMPENSATION (see pages 20-47)	OTHER ITEMS TO BE VOTED ON (see pages 13-15)
CEO and President: Edward E. Cohen (age 75; CEO since February 2011) Base salary: $1,000,000	• Advisory vote to approve named executive officer compensation • Ratification of appointment of independent registered public accounting firm (Grant Thornton LLP)
Annual incentive bonus: $1,200,000 cash/$4,800,000 ATLS phantom units Long-term incentives: $1,500,000 Atlas Pipeline Partners, L.P.’s (“APL”) phantom units

Compensation highlights:

•      Moved annual incentive compensation

from largely cash-based bonus system to

substantially equity-based bonus system

•      Adopted clawback policy

•      Adopted stock ownership guidelines

Hedging policy: Yes

Tax gross ups: No

2013 PERFORMANCE OVERVIEW

2013 was another successful year for our company. We achieved high returns in our common unit price and distributions to our unitholders. Our three-year total unitholder return is 274% and our 2013 total unitholder return is 39%. The following charts depict our total unitholder returns as compared to our oil and gas industry peer group (see “Compensation Discussion and Analysis—Governance of Executive Compensation—Independent Compensation Consultant” for a description of the peer group):

Other highlights of company performance in 2013 include:

•	In an industry that strives to maintain constant levels of reserves of hydrocarbons, a declining asset, our proved reserves increased by approximately 52%.

•

We acquired over 600,000 net undeveloped acres of energy rights (an increase of almost 200%) and over 340,000 net developed acres (an increase of 95%). In addition, we added approximately 1,500 potential drilling locations, more than doubling the 1,200 sites held at the beginning of the year.

•	Our natural gas production increased by 97%, and our processed volumes at APL increased by approximately 80%.

General Information

TERMS USED

References in this proxy statement to:

•	“the Partnership,” “we,” “our,” “us” or like terms refer to Atlas Energy, L.P. and its subsidiaries;

•	the “General Partner” refer to Atlas Energy GP, LLC, our general partner and our wholly-owned subsidiary;

•	the “Board” refer to the Board of Directors of our General Partner;

•

the “Partnership Agreement” refer to our Second Amended and Restated Agreement of Limited Partnership dated as of February 17, 2011, as amended by Amendment No. 1 dated as of February 18, 2011 and Amendment No. 2 dated as of December 12, 2011;

•	“common units” refer to our common units representing limited partner interests;

•	“unitholders” or “limited partners” refer to limited partners owning our common units; and

•	the “Meeting” refers to the annual meeting of unitholders of Atlas Energy, L.P. to be held on Wednesday, April 23, 2014.

THE MEETING; THIS PROXY STATEMENT

The annual meeting of unitholders of Atlas Energy, L.P. will be held on Wednesday, April 23, 2014 at 8:30 a.m. at The Worthington Renaissance Fort Worth Hotel, 200 Main Street, Fort Worth, Texas, for the purposes set forth in the accompanying notice. Unitholders of record at the close of business on March 14, 2014 are entitled to notice of and to vote at the Meeting and any adjournments of the Meeting.

This proxy statement is furnished in connection with the solicitation by the Board of proxies from holders of our common units to be used at the Meeting, and at any adjournments of the Meeting. Proxies in the accompanying form, properly executed and returned to us, and not revoked, will be voted at the Meeting and any adjournments.

This proxy statement and the accompanying form of proxy are being sent on or about March 21, 2014, to unitholders of record as of March 14, 2014.

CHANGING OR REVOKING PROXY

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its use by giving written notice of revocation to our Secretary at our Pittsburgh address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

COMMON UNITS OUTSTANDING AND ENTITLED TO VOTE AT THE MEETING

There were 51,464,243 common units outstanding as of the March 14, 2014 record date. Each of those common units is entitled to one vote on each matter to be voted on at the Meeting.

If you own your common units indirectly through a broker or other holder of record, those units are held in “street name.” If your common units are held in street name, you are not a holder of record of those units and cannot vote them at the Meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street-name units at the Meeting, you should request a legal proxy from your broker or other holder of record and bring it with you to the Meeting.

QUORUM

The presence in person or by proxy of holders of our outstanding common units representing not less than a majority of the outstanding common units will constitute a quorum. We will also treat as present for quorum purposes abstentions and common units held in street name that are represented by proxies at the Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from the beneficial owner of the common units.

VOTE REQUIRED; EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

Election of Directors. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A properly submitted proxy to “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Say on Pay. The proposal regarding Say on Pay is advisory and not binding on the Board or the Partnership. With respect to this proposal, the affirmative vote of the holders of a majority of the outstanding units entitled to vote and represented in person or by proxy will constitute the unitholders’ non-binding approval of this proposal.

Ratification of the Selection of Independent Registered Public Accounting Firm. The approval of the ratification of our independent registered public accountants for 2014 requires an affirmative vote of the holders of a majority of the outstanding units entitled to vote and represented in person or by proxy.

Other Proposals. For each other item, the affirmative vote (or a “FOR” vote) of the holders of a majority of the outstanding units entitled to vote and represented in person or by proxy with regard to such item will be required for approval.

A properly submitted proxy to “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining the number of common units present and entitled to vote at the Meeting. For any matter requiring approval of a majority of the outstanding common units entitled to vote and represented in person or by proxy, an abstention will have the effect of a negative vote.

Under New York Stock Exchange (“NYSE”) rules, each of the above proposals, other than the ratification of the selection of the independent registered public accounting firm, is considered a “non-routine” matter. This means that if you do not directly vote your units and you do not give your broker or nominee specific instructions as to how to vote your units, your broker or nominee does not have authority to vote your units with respect to such matters and your units will not be voted on such matters. The ratification of the selection of our independent registered public accounting firm is considered a “routine” matter under NYSE rules; if you do not give your broker or nominee specific instructions as to how to vote your units, your broker has authority to vote those units for or against such matter.

RECOMMENDATIONS OF OUR BOARD OF DIRECTORS

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The recommendations of the Board are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the two nominees to the Board;

•	FOR the non-binding resolution approving the compensation of our Named Executive Officers (“Say on Pay”); and

•	FOR ratification of the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2014 fiscal year.

With respect to any other matter that properly comes before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment of what they consider to be in our best interests.

EXPENSES AND MANNER OF SOLICITATION

We will bear the cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. Our directors, officers and employees may solicit proxies personally or by letter or telephone, but no director, officer, or employee will be specially compensated for soliciting such proxies. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common units.

NO APPRAISAL RIGHTS

Unitholders who object to the proposals will not have appraisal, dissenters’ or similar rights under Delaware law.

Security Ownership of Certain

Beneficial Owners and Management

The following table sets forth the number and percentage of common units owned, as of March 6, 2014, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common units, (b) each of our present directors and nominees, (c) each of our executive officers serving during the 2013 fiscal year, and (d) all of our directors, nominees and executive officers as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common units issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

	Common unit amount and nature of beneficial ownership		Percent of class
Beneficial owner
Directors(1)
Carlton M. Arrendell	5,617		*
Mark C. Biderman	19,111		*
Edward E. Cohen	2,231,153	(2)(4)	4.26%
Jonathan Z. Cohen	1,758,846	(3)(4)	3.39%
Dennis A. Holtz	13,898		*
Walter C. Jones	0		*
Jeffrey F. Kupfer	6,427		*
Ellen F. Warren	4,687		*

Non-director principal officers(1)
Eugene N. Dubay	60,109	(5)	*
Freddie M. Kotek	116,465	(6)	*
Matthew A. Jones	245,616	(4)	*
Daniel C. Herz	146,783		*
Sean P. McGrath	48,888	(4)	*
Jeffrey M. Slotterback	5,738		*
Lisa Washington	23,617	(4)	*
All executive officers, directors and nominees as a group (15 persons)	2,957,991	(7)	5.56%

Other owners of more than 5% of outstanding common units
Leon G. Cooperman	4,446,947	(8)	8.64%
ING Groep N.V./ING Capital Markets LLC	3,489,681	(9)	6.78%
*	Less than 1%
(1)	The business address for each director, director nominee and executive officer is Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, PA 15275-1011.
(2)	Includes (i) 26,251 common units held in an individual retirement account of Mr. E. Cohen’s spouse, (ii) 1,161,702 common units held by a charitable foundation of which Mr. E. Cohen, his spouse and their children serve as co-trustees; and (iii) 67,273 common units held in trust for the benefit of Mr. E. Cohen’s spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of the above referenced common units. 1,228,975 of these common units are also included in the common units referred to in footnote 3 below.
(3)

Includes (i) 67,273 common units held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary and (ii) 1,161,702 common units held by a charitable foundation of which Mr. J. Cohen, his parents and his sibling serve as co-trustees. These common units are also included in the common units referred to in footnote 2 above. Mr. J. Cohen disclaims beneficial ownership of the above referenced common units.
(4)	Includes common units issuable on exercise of options granted under our Plans in the following amounts: Mr. E. Cohen—734,163 common units; Mr. J. Cohen—353,486 common units; Mr. Jones—163,147 common units; Mr. McGrath—25,875; and Ms. Washington—10,876.
(5)	Includes 620 common units held in trust for the benefit of Mr. Dubay’s spouse.
(6)	Includes (i) 2,731 common units held by spouse, (ii) 57,128 common units held by his children’s trust, (iii) 1,930 common units held by his children and (iv) 6,458 common units held by his mother-in-law.
(7)	This number has been adjusted to exclude 67,273 common units and 1,161,702 common units which were included in both Mr. E. Cohen’s beneficial ownership amount and Mr. J. Cohen’s beneficial ownership amount.
(8)	This information is based on a Schedule 13G/A filed with the SEC on February 3, 2014. The principal business office of Mr. Cooperman is 11431 W. Palmetto Park Road, Boca Raton, FL 33428.
(9)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2014. The address for ING Groep N.V. is Bijlmerplein 888, 1102 MG, Amsterdam-Zuidoost, Postbus 1800, 1000 BV Amsterdam, The Netherlands and the address for ING Capital Markets LLC is 1013 Centre Road, Wilmington, New Castle, DE 19805.

Proposal 1: Election of Directors

DIRECTOR NOMINATION PROCESS

The Nominating and Governance Committee of the Board identifies director nominees by first evaluating the current members of the Board willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee or Board decides not to nominate a member for re-election, or if we decide to expand the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee consistent with the Nominating and Governance Committee’s criteria for Board service. Current members of the Board and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.

The Nominating and Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. The Nominating and Governance Committee evaluates independent director candidates based upon a number of criteria, including:

•	commitment to promoting the long-term interests of our unitholders and independence from any particular constituency;

•	professional and personal reputations that are consistent with our values;

•	broad general business experience and acumen, which may include experience in management, finance, marketing and accounting;

•	a high level of personal and professional integrity;

•	adequate time to devote attention to the Board;

•	such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the SEC and the NYSE; and

•	board balance in light of our current and anticipated needs and the attributes of the other directors and executives.

The Nominating and Governance Committee does not anticipate that it would evaluate director nominees recommended by a unitholder differently. For additional information about unitholder nominations, see “Unitholder Proposals or Director Nominations.”

NOMINEES

Proposal 1 is to elect the following persons to serve as our Class III directors: Edward E. Cohen and Ellen F. Warren. Since no other nominations were timely made, no other nominees will be considered at the Meeting. The Board is divided into three classes with directors in each class serving three-year terms. The terms of directors in Class III expire at the Meeting.

The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Mr. Cohen and Ms. Warren to serve for three-year terms expiring at the 2017 annual meeting, or until their successors are elected or appointed. Should any nominee become unable or refuse to accept nomination or election as a director, it is intended that the persons named as proxies will vote for the election of such other person as the Board may recommend. The Board knows of no reason why any nominee might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee and each of our other directors. There are no family relationships among the nominees and directors, except that Edward E. Cohen, Chief Executive Officer, President and Director, is the father of Jonathan Z. Cohen, Executive Chairman of the Board.

The Board unanimously recommends a vote “FOR” each of the nominees as Class III directors named in Proposal 1.

Edward E. Cohen, our Chief Executive Officer and President

Mr. Cohen’s strong financial and energy industry experience, along with his deep knowledge of our company resulting from his long tenure with us and our predecessors, enables Mr. Cohen to provide valuable perspectives on many issues facing our company. Mr. Cohen’s service on the Board creates an important link between management and the Board and provides our company with decisive and effective leadership. Mr. Cohen’s extensive experience in founding, operating and managing public and private companies of varying size and complexity enables him to provide valuable expertise to our company. Additionally, among the reasons for his appointment as a director, Mr. Cohen brings to the Board the vast experience that he has accumulated through his activities as a financier, investor and operator in various parts of the country. These diverse experiences have enabled Mr. Cohen to bring unique perspectives to the Board, particularly with respect to business management, financial markets and financing transactions and corporate governance issues.

Mr. Cohen, 75, has served as our Chief Executive Officer and President since February 2011. Mr. Cohen was the Chair of the Board of our General Partner from its formation in January 2006 until February 2011. Mr. Cohen served as the Chief Executive Officer of our General Partner from its formation in January 2006 until February 2009. Mr. Cohen has served on the executive committee of our General Partner since 2006. Mr. Cohen also was the Chair of the Board and Chief Executive Officer of Atlas Energy, Inc. (formerly known as Atlas America, Inc.) from its organization in 2000 until the consummation of the Chevron Merger in February 2011 (the “Chevron Merger”) and also served as its President from September 2000 to October 2009. Mr. Cohen has been the Executive Chair of the managing board of Atlas Pipeline Partners GP, LLC (“Atlas Pipeline GP”), since its formation in 1999. Mr. Cohen was the Chief Executive Officer of Atlas Pipeline GP from 1999 to January 2009. Mr. Cohen has served as Chair of the board and Chief Executive Officer of Atlas Resource Partners GP, LLC (“Atlas Resource GP”) since February 2012. Mr. Cohen was the Chair of the Board and Chief Executive Officer of Atlas Energy Resources, LLC and its manager, Atlas Energy Management, Inc. from their formation in June 2006 until the consummation of the Chevron Merger in February 2011. In addition, Mr. Cohen has been

Chair of the Board of Directors of Resource America, Inc. (a publicly-traded specialized asset management company) since 1990 and was its Chief Executive Officer from 1988 until 2004, and President from 2000 until 2003; Chair of the Board of Resource Capital Corp. (a publicly-traded real estate investment trust) since its formation in September 2005 until November 2009 and currently serves on its board; and Chair of the Board of Brandywine Construction & Management, Inc. (a property management company) since 1994. Mr. Cohen is the father of Jonathan Z. Cohen. Mr. Cohen has been active in the energy business for over 30 years.

Ellen F. Warren, Founder and President of OutSource Communications

As a member of the National Association of Corporate Directors, Ms. Warren offers expertise in corporate governance matters. Ms. Warren has extensive public relations, corporate communications and marketing experience, having founded and led various marketing communications firms and is uniquely positioned to provide leadership to the Board in public relations and communications matters. Ms. Warren brings valuable management, communication, community involvement and leadership skills to the Board.

Ms. Warren, 57, has served as a director since February 2011. Before that, she was a director of Atlas Energy, Inc. from September 2009 until February 2011. She is founder and President of OutSource Communications, a marketing communications firm that services corporate and nonprofit clients. Prior to founding OutSource Communications in August 2005, she was President of Levy Warren Marketing Media, a public relations and marketing firm she co-founded in March 1998. She was previously Vice President of Marketing/Communications for Jefferson Bank (a Philadelphia-based financial institution) from September 1992 to February 1998, and President of Diversified Advertising, Inc. (an advertising and marketing firm) from December 1984 to September 1992, where she provided marketing services to various industries, including the energy industry. Ms. Warren is a seasoned energy company director having served as an independent member of the board of Atlas Energy Resources, LLC from December 2006 until September 2009, where she chaired a special committee, and later on the board of Atlas Energy, Inc. Ms. Warren serves as chair of the Compensation Committee.

CONTINUING DIRECTORS

Directors Serving until the 2015 Annual Meeting

Dennis A. Holtz, 73, has served as a director since February 2011. Before that, he was a director of Atlas Energy, Inc. from February 2004 to February 2011. Mr. Holtz maintained a corporate and real estate law practice in Philadelphia and New Jersey from 1988 until his retirement in January 2008. During that period, Mr. Holtz was counsel for or corporate secretary of numerous private and public business entities and this extensive experience with corporate governance issues was the reason he was chosen as chair of the Nominating and Governance Committee. As a licensed attorney with 48 years of business experience, Mr. Holtz offers a unique and invaluable perspective into corporate governance matters. Additionally, Mr. Holtz has extensive knowledge of the energy industry, having served as a director of former affiliated companies for nine years.

Walter C. Jones, 51, has served as a director since October 2013. From April 2010 to October 2013, Ambassador Jones served as the United States Executive Director and Chief-of-Mission to the African Development Bank in Tunis, Tunisia, having been nominated for the position by President Barack Obama in 2009 and confirmed by the United States Senate in 2010. In that position, he represented the United States on the African Development Bank’s Board of Directors, and served as chair of the bank’s audit committee and vice-chair of both the ethics and development effectiveness committees. From June 2005 until May 2007, Ambassador Jones served as the Head of Private Equity and General Counsel at GRAVITAS Capital Advisors, LLC (an independent advisory firm). From May 1994 to May 2005, and then again from September 2007 until April 2010, Ambassador Jones was at the Overseas Private Investment Corporation, where he served as Manager for Asia, Africa, the Middle East, Latin America and the Caribbean, as well as a Senior Investment Officer in the Finance Department. Prior to that, Ambassador Jones was an International Consultant at the Washington, D.C. firm of

Neill & Co. Ambassador Jones began his career at the law firm of Sidley & Austin where he was a transactions attorney specializing in leveraged buyouts. Ambassador Jones is a seasoned energy company director, having previously served as a director and chair of the audit committee of Atlas Energy Resources, LLC from December 2006 until September 2009 and a director of Atlas Energy, Inc. from September 2009 until March 2010. Ambassador Jones’ combination of private and public sector experience, as well as his international work, has afforded him a unique combination of management and leadership experience. In addition, the Board benefits from his investment and transaction expertise as well as his valuable financial experience.

Jeffrey F. Kupfer, 46, has served as a director since March 2014. Mr. Kupfer is currently the Bernard Schwartz Fellow with the Asia Society, a non-profit, non-partisan global institution. He is also an Adjunct Professor of Policy and Management at Carnegie Mellon University’s H. John Heinz III College. From February 2011 to January 2014, Mr. Kupfer served as a senior advisor for policy and government affairs at Chevron and from September 2009 to February 2011, Mr. Kupfer served as a Senior Vice President at Atlas Energy, Inc. Before that, Mr. Kupfer held a number of high level positions in the U.S. Department of Energy. From March 2008 to January 2009, he was the Acting Deputy Secretary and Chief Operating Officer and from October 2006 to March 2008, he was the Chief of Staff. Mr. Kupfer also worked in the White House as a Special Assistant to the President for Economic Policy in 2006, as the Executive Director of the President’s Panel on Federal Tax Reform in 2005, and as Deputy Chief of Staff at the U.S. Treasury Department from 2001 to 2005. Mr. Kupfer brings to the Board extensive experience in the energy industry, as well his perspective as a former senior official in the U.S. government, which the Board views as complementary to the industry perspective of other Board members.

Directors Serving until the 2016 Annual Meeting

Carlton M. Arrendell, 52, has served as a director since February 2011. Mr. Arrendell has been the Chief Investment Officer and a Vice President of Full Spectrum of NY LLC since May 2007. Prior to joining Full Spectrum, Mr. Arrendell served as a special consultant to the AFL-CIO Investment Trust Corporation following six years of service as Investment Trust Corporation’s Chief Investment Officer. Mr. Arrendell is a seasoned energy company director, having previously served as a director of Atlas Energy, Inc. from February 2004 until February 2011 as well as the chair of its audit committee from 2004 to 2009. He is also an attorney admitted to practice law in Maryland and the District of Columbia. As a member of the National Association of Corporate Directors and a result of his legal background, Mr. Arrendell offers expertise in corporate governance matters. Mr. Arrendell brings over 25 years of business experience to the Board, and his investment expertise is valuable to our company and our subsidiaries in evaluating acquisitions being pursued. In addition, the Board benefits from his strong background in finance.

Mark C. Biderman, 68, has served as a director since February 2011. Before that, he was a director of Atlas Energy, Inc. from July 2009 until February 2011. Mr. Biderman was Vice Chair of National Financial Partners Corp. (a publicly-traded financial services company) from September 2008 to December 2008. Before that, from November 1999 to September 2008, he was National Financial’s Executive Vice President and Chief Financial Officer. From May 1987 to October 1999, he served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets Group (an investment banking firm) and its predecessor, Oppenheimer & Co., Inc. Mr. Biderman has served as a director and chair of the audit committee of Full Circle Capital Corporation (a publicly-traded investment company), as well as a member of its corporate governance and nominating committee, since August 2010. Mr. Biderman serves as a director, and chair of the compensation committee of Apollo Commercial Real Estate Finance, Inc. (a publicly-traded commercial real estate finance company) as well as a member of its audit committee, since November 2010. He has also served as a director and chair of the audit committee and as a member of the nominating and corporate governance committee of Apollo Residential Mortgage, Inc. (a publicly-traded residential real estate finance company) since July 2011. Mr. Biderman is a Chartered Financial Analyst. Mr. Biderman brings extensive financial expertise to the Board as well as to the Audit Committee, on which he serves as chair and as a “audit committee financial expert”. Mr. Biderman brings over 40 years’ of business and financial experience to the Board, including his service as a chief financial officer for over eight years. Mr. Biderman also brings more than eight years of collective service on various boards of directors as well as his service on the audit committees of three other companies. In addition, the Board benefits from his business acumen and valuable financial experience.

Jonathan Z. Cohen, 43, has served as the Executive Chair of the Board of our General Partner since January 2012. Before that, he served as Chair of the Board of our General Partner from February 2011 until January 2012 and as Vice Chair of the Board of our General Partner from its formation in January 2006 until February 2011. Mr. Cohen has served as chair of the executive committee of our General Partner since 2006. Mr. Cohen was the Vice Chair of the Board of Atlas Energy, Inc. from its incorporation in September 2000 until the consummation of the Chevron Merger in February 2011. Mr. Cohen has been the Executive Vice Chair of the managing board of Atlas Pipeline GP since its formation in 1999, and Vice Chair of the Board of Atlas Resource GP since February 2012, both of which are our wholly-owned subsidiaries. Mr. Cohen was the Vice Chair of the Board of Atlas Energy Resources, LLC and its manager, Atlas Energy Management, Inc., from their formation in June 2006 until the consummation of the Chevron Merger. Mr. Cohen has been a senior officer of Resource America, Inc. (a publicly-traded specialized asset management company) since 1998, serving as the Chief Executive Officer since 2004, President since 2003 and a director since 2002. Mr. Cohen has been Chief Executive Officer, President and a director of Resource Capital Corp. since its formation in 2005. Mr. Cohen is a son of Edward E. Cohen. Mr. Cohen’s extensive knowledge of our company resulting from his long service with our company and our predecessors, as well as his strong financial and industry experience, allow him to contribute valuable perspectives on many issues facing our company. Mr. Cohen’s service on the Board creates an important link between management and the Board, and provides our company with decisive and effective leadership. Mr. Cohen’s involvement with public and private entities of varying size, complexity and focus, and raising debt and equity for such entities, provides him with extensive experience and contacts that are valuable to our company. Additionally, among the reasons for his appointment as a director, Mr. Cohen’s financial, business, operational and energy experience, as well as the experience that he has accumulated through his activities as a financier and investor, add strategic vision to the Board to assist with our growth, operations and development. Mr. Cohen is able to draw upon these diverse experiences to provide guidance and leadership with respect to exploration and production operations, capital markets and corporate finance transactions and corporate governance issues.

We have assembled a Board of our General Partner comprised of individuals who bring diverse but complementary skills and experience to oversee our business. Our directors collectively have a strong background in energy, finance, law, marketing, accounting and management. Based upon the experience and attributes of the directors discussed herein, the Board determined that each of the directors should, as of the date hereof, serve on the Board.

NON-DIRECTOR PRINCIPAL OFFICERS

Sean P. McGrath, 42, has been our Chief Financial Officer since February 2011. Before that he was the Chief Accounting Officer of Atlas Energy, Inc. and the Chief Accounting Officer of Atlas Energy Resources, LLC from December 2008 until February 2011. Mr. McGrath has served as the Chief Financial Officer of Atlas Resource GP since February 2012, and served as the Chief Accounting Officer of our General Partner from January 2006 until November 2009, and as the Chief Accounting Officer of Atlas Pipeline GP from May 2005 until November 2009. Mr. McGrath was the Controller of Sunoco Logistics Partners L.P. (a publicly-traded partnership that transports, terminals and stores refined products and crude oil) from 2002 to 2005. Mr. McGrath is a Certified Public Accountant.

Matthew A. Jones, 52, has been Senior Vice President of our General Partner and President of our exploration and production division since February 2011, and served as Chief Operating Officer of our exploration and production division from February 2011 until October 2013. Before that, he was the Chief Financial Officer of Atlas Energy, Inc. from March 2005 and an Executive Vice President from October 2009 until February 2011. Mr. Jones has been the President and a director of Atlas Resource Partners GP since March 2012 and its Chief Operating Officer from March 2012 until October 2013, and was the Chief Financial Officer of Atlas Energy Resources, LLC and Atlas Energy Management, Inc. from their formation in June 2006 until the consummation of the Chevron Merger in February 2011. Mr. Jones served as the Chief Financial Officer of our General Partner from January 2006 until September 2009 and as a member of the Board from February 2006 until February 2011. Mr. Jones was the Chief Financial Officer of Atlas Pipeline GP from March 2005 to September 2009. From 1996 to 2005, Mr. Jones worked in the Investment Banking Group at Friedman Billings Ramsey, concluding as Managing Director. Mr. Jones worked in Friedman Billings Ramsey’s Energy Investment Banking Group from 1999 to 2005. Mr. Jones is a Chartered Financial Analyst.

Eugene N. Dubay, 65, has been our Senior Vice President of Midstream since February 2011. Before that, he was the Chief Executive Officer and President and a director of our General Partner from February 2009 until February 2011. Mr. Dubay has been Chief Executive Officer of Atlas Pipeline GP since January 2009, and was its President from January 2009 until October 2013. Mr. Dubay has served as a member of the managing board of Atlas Pipeline GP since October 2008, where he served as an independent member until his appointment as President and Chief Executive Officer. Mr. Dubay has been the President of Atlas Pipeline Mid-Continent, LLC since January 2009. Mr. Dubay was the Chief Operating Officer of Continental Energy Systems LLC, the parent of SEMCO Energy, from 2002 to January 2009. Mr. Dubay has also held positions with ONEOK, Inc. and Southern Union Company, and has over 20 years’ experience in midstream assets and utilities operations, strategic acquisitions, regulatory affairs and finance.

Daniel C. Herz, 37, has served as Senior Vice President of Corporate Development and Strategy of our General Partner since February 2011. Before that, he was Senior Vice President of Corporate Development of Atlas Energy, Inc. and Atlas Energy Resources, LLC from August 2007 until February 2011. Mr. Herz has served as Senior Vice President of Corporate Development and Strategy of Atlas Resource GP since March 2012. Mr. Herz has been Senior Vice President of Corporate Development of Atlas Pipeline Partners GP, LLC since August 2007. Before that, Mr. Herz was Vice President of Corporate Development of Atlas Energy, Inc. and Atlas Pipeline Partners GP, LLC from December 2004 and of Atlas Energy’s general partner from January 2006. Prior to joining Atlas Energy, Inc. and Atlas Pipeline Partners GP, LLC, Mr. Herz was an investment banker with Banc of America Securities from 1999 to 2003.

Freddie M. Kotek, 58, has been our Senior Vice President of the Investment Partnership Division of our General Partner since February 2011. Before that, he was the Executive Vice President of Atlas Energy, Inc. from February 2004 until February 2011 and served as a director from September 2001 until February 2004. Mr. Kotek has been Senior Vice President of Atlas Resource GP since March 2012, and Chairman of Atlas Resources, LLC since September 2001. He has also served as Chief Executive Officer and President of Atlas Resources since January 2002. Mr. Kotek served as Atlas Energy, Inc.’s Chief Financial Officer from February 2004 until March 2005. Mr. Kotek was a Senior Vice President of Resource America from 1995 until May 2004 and President of Resource Leasing, Inc. (a wholly-owned subsidiary of Resource America) from 1995 until May 2004.

Lisa Washington, 46, has been Vice President, Chief Legal Officer and Secretary of our General Partner since February 2011. Ms. Washington has been the Chief Legal Officer and Secretary of Atlas Resource GP since February 2012 and a Senior Vice President since October 2013. Ms. Washington served as Chief Legal Officer and Secretary of our General Partner from January 2006 to October 2009 and as a Senior Vice President of our General Partner from October 2008 to October 2009. Ms. Washington served as Chief Legal Officer and Secretary of Atlas Pipeline GP from November 2005 to October 2009, a Senior Vice President from October 2008 to October 2009 and a Vice President from November 2005 until October 2008. Ms. Washington served as Chief Legal Officer and Secretary of Atlas Energy, Inc. from November 2005 until February 2011, a Senior Vice President from October 2008 until February 2011 and. a Vice President from November 2005 until October 2008. Ms. Washington served as Chief Legal Officer and Secretary of Atlas Energy Resources, LLC from 2006 until February 2011, a Senior Vice President from July 2008 until February 2011 and a Vice President from 2006 until July 2008. From 1999 to 2005, Ms. Washington was an attorney in the business department of the law firm of Blank Rome LLP.

Jeffrey M. Slotterback, 31, has been our Chief Accounting Officer since March 2011. Mr. Slotterback has also been the Chief Accounting Officer of Atlas Resource GP since March 2012. Mr. Slotterback served as the Manager of Financial Reporting for Atlas Energy, Inc. from July 2009 until February 2011 and then served as the Manager of Financial Reporting for our General Partner from February 2011 until March 2011. Mr. Slotterback served as Manager of Financial Reporting for both our General Partner and Atlas Pipeline GP from May 2007 until July 2009. Mr. Slotterback was a Senior Auditor at Deloitte and Touche, LLP from 2004 until 2007, where he focused on energy and health care clients. Mr. Slotterback is a Certified Public Accountant.

DIRECTOR COMPENSATION

Our General Partner does not pay additional remuneration to officers or employees who also serve as Board members. In 2013, the annual retainer for non-employee directors was comprised of $75,000 in cash and an annual grant of phantom units with DERs issued under our Long-Term Incentive Plans having a fair market value of $125,000. Chairs of the Nominating and Governance Committee and the Investment Committee receive an additional retainer of $7,500, the chair of the Compensation Committee receives an additional retainer of $10,000 and the chair of the Audit Committee receives an additional retainer of $25,000, which was increased from $15,000 in October 2013.

2013 DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	Stock awards ($)		All other compensation ($)(1)		Total ($)
Carlton M. Arrendell	75,000	124,971	(2)	12,581		212,552
Mark C. Biderman	84,817	124,971	(2)	12,581		222,369
Dennis A. Holtz	82,500	124,971	(2)	12,581		220,052
Walter C. Jones	14,063	124,981	(3)	1,190		140,233
William Karis	26,291	—		44,012	(4)	70,303
Harvey Magarick	65,788	—		126,387	(4)	192,175
Ellen F. Warren	85,000	124,971	(2)	12,581		222,552
(1)	Represents DERs for phantom units.
(2)	For Messrs. Arrendell, Biderman, Holtz and Ms. Warren, represents 3,314 phantom units granted under our 2006 Plan, having a grant date fair value of $37.71. The phantom units vest 25% on the anniversary of the date of grant as follows: 2/17/14—828, 2/17/15—828, 2/17/16—828 and 2/17/17—830.
(3)	For Mr. Jones, who joined the Board effective October 24, 2013, represents 2,586 phantom units granted under our 2006 Plan, having a grant date fair value of $48.33. The phantom units vest 25% on the anniversary of the date of grant as follows: 10/24/14—646, 10/24/15—646, 10/24/16—646 and 10/24/17—648.
(4)	Messrs. Karis and Magarick, resigned from the Board effective April 25, 2013 and September 24, 2013, respectively, and each received a pro-rated cash equivalent of their annual equity grant amount for 2013.

Proposal 2: Advisory Vote on

Executive Compensation

Section 14A of the Securities Exchange Act of 1934, as amended, requires the Board to provide our unitholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation of our Named Executive Officers as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote. The first such vote was held at our annual meeting in April 2012, when a majority of unitholders also voted in favor of the submission of the Say on Pay vote annually. Therefore, the next Say on Pay advisory vote will occur at our 2015 annual meeting.

At our 2013 annual meeting, approximately 88% of the votes cast approved the 2012 executive compensation program. The Compensation Committee and the Board believe the results of the Say on Pay vote reflect the unitholders’ affirmation of the executive compensation program.

We urge you to consider the various factors regarding our executive compensation program, policies and practices as detailed under the heading “Compensation Discussion and Analysis.” As discussed at length in that section, we believe that our executive compensation program is competitive and governed by pay-for-performance principles. We emphasize compensation opportunities that reward results. Our use of equity-based incentives reinforces the alignment of the interests of our General Partner’s executives with those of our long-term unitholders. In doing so, our executive compensation program supports our strategic objectives and mission.

This vote is non-binding; however, we highly value the opinions of our unitholders. Accordingly, as in 2013, the Board and the Compensation Committee will take the results of this advisory vote into consideration with respect to future executive compensation decisions.

For the reasons set forth above, the Board unanimously recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Proposal 3: Ratification of Appointment of the

Independent Registered Public Accounting Firm

Upon the recommendation of the Audit Committee, approved by the Board, Grant Thornton LLP served as our independent auditors during fiscal year 2013. Grant Thornton LLP has been re-appointed as our independent auditors for fiscal year 2014. Although we are not required to seek unitholder ratification of this appointment, the Audit Committee and the Board believe it to be a matter of good corporate governance to do so. We anticipate that a representative of Grant Thornton LLP will be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

For the years ended December 31, 2013 and 2012, the accounting fees and services (in thousands) charged by Grant Thornton, LLP, our independent auditors, were as follows:

	Years Ended December 31,
	2013	2012
Audit fees(1)	$3,159	$2,822
Audit-related fees(2)	242	174
Tax fees(3)	300	183
All other fees	—	—

Total accounting fees and services	$3,701	$3,179

(1)	Represents the aggregate fees recognized in each of the last two years for professional services rendered by Grant Thornton LLP principally for the audits of our and our subsidiaries’ annual financial statements and the quarterly reviews of our and our subsidiaries’ financial statements included in Form 10-Qs and also for services related to our and our subsidiaries’ registration statements, Form 8-Ks and comfort letters.
(2)

Represents the aggregate fees recognized during the years ended December 31, 2013 and 2012 for professional services rendered by Grant Thornton LLP substantially related to the historical audit of recently acquired EP Energy in 2013 and DTE in 2012, certain necessary audit related services in connection with the registration and/or private placement of ARP’s drilling partnerships and audits of our benefit plans.
(3)	The fees for tax services rendered related to tax compliance.

The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. All of such services and fees were pre-approved during 2013 and 2012.

If our unitholders do not ratify the selection of Grant Thornton LLP, the selection of independent auditors will be reconsidered by the Audit Committee.

The Board unanimously recommends a vote “FOR” the following proposal:

“RESOLVED, that action by the Audit Committee appointing Grant Thornton LLP as the Partnership’s independent registered public accounting firm for the fiscal year 2014 is hereby ratified, confirmed and approved.”

Governance Matters

GENERAL BACKGROUND

Our General Partner manages our operations and activities on our behalf. The Partnership Agreement provides that an annual meeting of the limited partners for the election of directors to the Board and other matters that the Board submits to a vote of the limited partners will be held at such date and time as may be fixed from time to time by the General Partner. At each annual meeting, the limited partners entitled to vote will vote as a single class for the election of directors to the Board, and will elect, by a plurality of the votes cast at such meeting, persons to serve on the Board who are nominated in accordance with the provisions of the Partnership Agreement.

THE BOARD

The Board currently has eight members designated as follows:

•	Dennis A. Holtz – Class I;

•	Walter C. Jones – Class I;

•	Jeffrey F. Kupfer – Class I;

•	Carlton M. Arrendell – Class II;

•	Mark C. Biderman – Class II;

•	Jonathan Z. Cohen – Class II;

•	Edward E. Cohen – Class III; and

•	Ellen F. Warren – Class III.

Board Leadership

Jonathan Z. Cohen serves as the Executive Chairman of the Board and Edward E. Cohen serves as the Chief Executive Officer and President of our General Partner. The Board believes that the most effective leadership structure at the present time is to have separate Executive Chairman of the Board from the Chief Executive Officer positions because it benefits from having two strong voices bringing separate views and perspectives to its considerations. The Chief Executive Officer and the Executive Chairman of the Board are in constant contact and serve together as our executive committee.

Director Independence

The NYSE rules do not require the boards of directors of publicly traded limited partnerships to be made up of a majority of independent directors. However, with the exception of Messrs. E. Cohen and J. Cohen, all of our directors are independent and meet the independence requirements of the NYSE. To be considered an independent director under the NYSE listing standards, the Board must affirmatively determine, after recommendation by the Nominating and Governance Committee and after due deliberation, that a director has no material relationship with us. In making this determination, the Board: (i) adheres to all of the specific tests for independence included in the NYSE listing standards, and (ii) considers all other facts and circumstances it deems necessary or advisable and any standards of independence as may be established by the Board from time to time. The Board has determined and affirmed that the following members of the Board are independent: Mr. Arrendell, Mr. Biderman, Mr. Holtz, Mr. Jones, Mr. Kupfer and Ms. Warren.

Meetings of the Board

During the year ended December 31, 2013, the Board had 12 regularly scheduled and special meetings. There was 100% attendance at the meetings of the Board and its committees except for four Board meetings in which seven of the eight directors attended.

Attendance at Annual Meetings

The Board does not have a policy with respect to Board members’ attendance at annual meetings. All of the directors attended last year’s annual meeting of unitholders, and we anticipate that all of them will attend the Meeting.

Unitholder Communications with the Board

Interested parties wishing to communicate directly with the non-management directors may contact the chairman of the Audit Committee, Mark C. Biderman. Correspondence to Mr. Biderman should be marked “Confidential” and sent to Mr. Biderman’s attention, c/o Atlas Energy, L.P., 1845 Walnut Street, 10th Floor, Philadelphia, PA 19103.

ROLE IN RISK OVERSIGHT

General

The Board’s role in risk oversight recognizes the multifaceted nature of risk management. The Board has empowered several Board committees with aspects of risk oversight. We administer our risk oversight function through our Audit Committee and the Atlas Resource Partners, L.P. (“ARP”) and APL environmental, health and safety committees. The Audit Committee monitors material enterprise risks and, in order to assist in its oversight function, it oversaw the creation of the enterprise risk management committee consisting of senior officers from our various divisions that are responsible for day-to-day risk oversight. It meets with the members of the enterprise risk management committee as needed to discuss our risk management framework and related areas. The Audit Committee also reviews any major transactions or decisions affecting our risk profile or exposure, and reviews with counsel legal compliance and legal matters that could have a significant impact on our financial statements. Our Audit Committee also oversees our internal audit function, and is responsible for monitoring the integrity and ensuring the transparency of our financial reporting processes and systems of internal controls regarding finance, accounting and regulatory compliance. The Audit Committee incorporates its risk oversight function into its regular reports to the Board. The environmental, health and safety committees of ARP and APL assist in determining whether appropriate policies and management systems are in place with respect to environment, health and safety and related matters and monitor and review compliance with applicable environmental, health and safety laws, rules and regulations. Our subsidiaries’ environmental, health and safety committees review actions taken by management with respect to deficiencies identified or improvements recommended.

In addition to our Audit Committee and subsidiaries’ environmental, health and safety committees’ role in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that we face and how these risks are being managed. Our General Partner’s senior executives provide the Board and its committees with regular updates about our strategies and objectives, and the risks inherent with them, at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues of concern with management. The Board and committees call special meetings when necessary to address specific issues or matters that should be addressed before the next regularly scheduled meeting. In addition, our directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board meetings to provide additional insight into items being discussed, including risk exposures.

Compensation Programs

Our compensation policies and programs are intended to encourage our employees to remain focused on both our short-term and long-term goals. For example, our equity awards often vest over a three or four year period. We believe this practice encourages our employees to focus on sustained unit price appreciation, thus limiting the potential of our executives to engage in excessive risk-taking. Annual incentives are intended to tie a significant portion of each of the NEO’s compensation to our annual performance and/or that of the subsidiaries or divisions for which the officer is responsible. We believe that our focus on revenue growth and distributable cash flow in making incentive bonus awards and unit price performance in granting equity awards provides a check on excessive risk-taking. In addition, our Clawback Policy allows us to recoup any excess incentive compensation paid to our NEOs if the financial results on which the awards were based are materially restated due to fraud, illegal or intentional misconduct or gross negligence of the executive officer. Our Code of Business Conduct and Ethics, which applies to all officers and directors, further seeks to mitigate the potential for inappropriate risk-taking. We also prohibit hedging transactions involving our units so our officers and directors cannot insulate themselves from the effects of our unit price performance.

The Compensation Committee, together with senior management, also reviews compensation programs and benefits plans affecting employees generally (in addition to those applicable to our executive officers), and we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

BOARD COMMITTEES

The Board has four standing committees:

Audit Committee. The principal functions of the Audit Committee are to assist the Board in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, is responsible for the engagement of independent accountants and reviews the adequacy of our internal controls. The Audit Committee held

10 meetings during fiscal 2013. All of the members of the Audit Committee are independent directors as defined by NYSE rules. The members of the audit committee are Mr. Biderman, Mr. Arrendell and Mr. Jones, with Mr. Biderman acting as the chairman. The Board has determined that Mr. Biderman is an “audit committee financial expert,” as defined by SEC rules. Prior to Mr. Magarick’s resignation from the Board in April 2013, he served as chair of the Audit Committee as well as the “audit committee financial expert.” Mr. Biderman serves on the audit committees of three other public companies, two of which are affiliates of each other. The Board has determined that Mr. Biderman’s simultaneous service on these other audit committees will not impair his ability to serve effectively on the Audit Committee. The Board previously adopted a written charter for the Audit Committee, a current copy of which is available on our web site at www.atlasenergy.com.

Compensation Committee. The principal functions of the Compensation Committee are to assist the Board in carrying out its responsibilities with respect to compensation. In particular, the Compensation Committee evaluates the compensation paid or payable to the chief executive officer and other named executive officers of our General Partner. The Compensation Committee reviews compensation paid or payable under employee qualified benefit plans, employee stock option and restricted stock option plans, under individual employment agreements, and executive compensation and bonus programs. The Compensation Committee held 10 meetings during fiscal 2013. The Compensation Committee is comprised solely of independent directors, consisting of Ms. Warren and Messrs. Arrendell and Holtz, with Ms. Warren acting as the chairperson. The Board previously adopted a written charter for the Compensation Committee, a current copy of which is available on our web site at www.atlasenergy.com.

Investment Committee. The principal functions of the Investment Committee are to assist the Board in reviewing management investment practices, policies, strategies, transactions and performance, as well as evaluating and monitoring existing and proposed investments. The Investment Committee held three meetings during fiscal 2013. All of the members of the Investment Committee are independent directors as defined by NYSE rules. The members of the Investment Committee are Messrs. Biderman, Jones and Kupfer, with Mr. Biderman acting as the chairman. The Board previously adopted a written charter for the Investment Committee.

Nominating and Governance Committee. The principal functions of the Nominating and Governance Committee are to recommend persons to be selected by the Board as nominees for election as directors, recommend persons to be elected to fill any vacancies on the Board, consider and recommend to the Board qualifications for the office of director and policies concerning the term of office of directors and the composition of the Board and consider and recommend to the Board other actions relating to corporate governance. The Nominating and Governance Committee held four meetings during fiscal 2013. The Nominating and Governance Committee is comprised solely of independent directors, consisting of Ms. Warren and Messrs. Arrendell and Holtz, with Mr. Holtz acting as the chairman. The Board previously adopted a written charter for the Nominating and Governance Committee, a current copy of which is available on our web site at www.atlasenergy.com.

The Nominating and Governance Committee will consider nominees recommended by unitholders for the 2015 annual meeting if submitted in writing to our Secretary in accordance with rules promulgated by the SEC and the Partnership Agreement. See “Proposal I: Director Nominations—Director Nomination Process” and “Unitholder Proposals or Director Nominations.”

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer and principal accounting officer of our General Partner, as well as to persons performing services for us generally. We believe our code meets the definition of a code of ethics under the Securities Act. Our Code of Business Conduct and Ethics is posted, and any waivers we grant to the code will be posted, on our web site at www.atlasenergy.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Ms. Warren and Messrs. Arrendell and Holtz.

None of the independent directors is an employee or former employee of our General Partner. No executive officer of our General Partner is a director or executive officer of any entity in which an independent director is a director or executive officer.

COMMITTEE REPORTS

Audit Committee Report

The Audit Committee has approved the following report:

In connection with its function to oversee and monitor our financial reporting process, the Audit Committee has done the following:

•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2013 with our management;

•

discussed with our independent auditors those matters which are required to be discussed by Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and

•

received the written disclosures and the letter from our independent auditors required by applicable requirements of the PCAOB regarding our independent auditors’ communications with the Audit Committee concerning independence and discussed with the independent auditors their independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”).

Mark C. Biderman, Chairman

Carlton M. Arrendell

Walter C. Jones

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based upon its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report and this proxy statement.

This report has been provided by the Compensation Committee of the Board.

Ellen F. Warren, Chair

Carlton M. Arrendell

Dennis A. Holtz

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to explain the Compensation Committee’s philosophy for determining the compensation program for the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers of our General Partner for 2013 (the “Named Executive Officers” or “NEOs”) and to discuss why and how the 2013 compensation package for these executives was implemented. Following this discussion are tables that include compensation information for the NEOs. The NEOs for 2013 are as follows:

•	Edward E. Cohen, Chief Executive Officer and President

•	Sean P. McGrath, Chief Financial Officer

•	Jonathan Z. Cohen, Executive Chairman of the Board

•	Eugene N. Dubay, Senior Vice President of Midstream

•	Matthew A. Jones, Senior Vice President and President of E&P Division

EXECUTIVE SUMMARY

2013 Performance Overview

2013 was another successful year for our company. We achieved high returns in our common unit price and distributions to our unitholders. Our three-year total unitholder return is 274% and our 2013 total unitholder return is 39%. The following charts depict our total unitholder returns as compared to our oil and gas industry peer group (see “—Governance of Executive Compensation—Independent Compensation Consultant” for a description of the peer group):

Other highlights of company performance in 2013 include:

•	In an industry that strives to maintain constant levels of reserves of hydrocarbons, a declining asset, our proved reserves increased by approximately 52%.

•

We acquired over 600,000 net undeveloped acres of energy rights (an increase of almost 200%) and over 340,000 net developed acres (an increase of 95%). In addition, we added approximately 1,500 potential drilling locations, more than doubling the 1,200 sites held at the beginning of the year.

•	Our natural gas production increased by 97%, and our processed volumes at APL increased by approximately 80%.

Objectives of Our Compensation Program

An understanding of our executive compensation program begins with our program objectives:

•

Aligning the interests of our executives and unitholders. We seek to align the interests of our executives with those of our unitholders through equity-based compensation and executive unit ownership requirements.

•

Linking rewards to performance. We seek to implement a pay-for-performance philosophy by tying a significant portion of our executives’ compensation to their achievement of financial goals that are linked to our business strategy and each executive’s contributions towards the achievement of those goals.

•	Offering competitive compensation. We seek to offer an executive compensation program that is competitive and that helps us attract, motivate and retain top performing executives.

We continue to believe that a significant portion of executive compensation should be variable and based on defined performance goals and/or unit price change (i.e., “at risk”). Our program meets this goal by delivering compensation in the form of equity and other performance-based awards. The chart below shows the 2012 mix of target compensation opportunity for Mr. E. Cohen and for the other NEOs as a group against the peer group median. See “—Governance of Executive Compensation—Independent Compensation Consultant” below for a description of the peer group and survey group.

The Compensation Committee believes our executive compensation program includes key features that align the interests of our NEOs with our long-term strategic direction.

What we do	What we don’t do
Tie Pay to Performance. A significant portion of each executive officer’s target annual compensation is tied to corporate and individual performance, requiring the achievement of predetermined performance objectives during the year.	Tax Gross Ups. We don’t pay tax gross ups for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change of control.

Make Annual Incentive Awards Substantially in the Form of Equity Rather Than Cash. For 2013, no cash component of the bonuses awarded to our NEOs exceeded 32%.	Excessive Perquisites. We generally do not provide perquisites to our executives, other than automobile allowances and deferred compensation match contributions for some of our NEOs.

Cap Annual Incentive Awards. Annual incentive awards are limited to 18.3% of distributable cash flow. The total amount of the awards (cash and equity) for 2013 was 4.7% of the distributable cash flow.	Allow Hedging and Pledging. Our insider trading policy prohibits margining, derivative or speculative transactions, such as hedges, pledges and margin accounts for executive officers.

Utilize Stock Ownership Guidelines. We have significant unit ownership guidelines, which require our executive officers and directors to hold a percentage of their annual base salary (for directors, their retainer) in equity.

Employ a Clawback Policy. Our Clawback Policy allows us to recoup any excess incentive compensation paid to our NEOs if the financial results on which the awards were based are materially restated due to fraud, illegal or intentional misconduct or gross negligence of the executive officer.

Retain an Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, who does not provide services to management.

Have Double-Trigger Severance Arrangements. Our employment and equity award agreements require a qualifying termination of employment in addition to a change of control before change of control benefits or accelerated equity vesting are triggered.

Conduct an Annual Say on Pay Vote. Our unitholders voted in favor of an annual Say on Pay advisory vote at our 2012 annual meeting, and we determined that an annual vote would be appropriate and consistent with our unitholders’ interests. At our 2013 annual meeting, approximately 88% of the votes cast on the Say on Pay proposal were in favor of the fiscal year 2012 compensation of our NEOs.

Employment Agreements. We have written employment agreements with a majority of our NEOs.

Elements of Our Executive Compensation Program

The 2013 compensation program for our NEOs consisted of the following components:

Component	Type of pay	Purpose	Key characteristics
Base salary	Fixed	Provide fixed compensation for performance of core duties that contribute to our success. Not intended to compensate for extraordinary or for above average performance.	Fixed compensation that is reviewed annually and adjusted if and when appropriate.

Annual incentives	Performance-based	Motivate NEOs to achieve annual performance targets.	Variable performance-based cash and equity awards tied to pre-established performance goals.

Long-term incentives	Performance-based	Align compensation with changes in unit prices and unitholder return experience.	Time-vested phantom stock and option awards, including ARP and APL equity-based awards.

2013 Compensation Determinations

In line with the performance we achieved as summarized above and in accordance with the Compensation Committee’s compensation philosophy, the committee approved compensation for 2013 and salaries for 2014 for the NEOs as follows:

•	Base salary;

•	Annual incentives; and

•	Long-term incentives.

Reported Compensation vs. Realized Pay

The accompanying chart illustrates the difference between reported compensation in the 2013 Summary Compensation Table and the pay actually realized by our Chief Executive Officer and President in 2013. We believe this supplemental information is important because a substantial portion of reported compensation is an incentive for future performance and will actually be received by Mr. E. Cohen over a period of three years.

Reported compensation vs. realized pay for our CEO
Reported compensation(1)	Realized compensation(2)	Realized pay as a % of reported pay
$7,586,670	$5,115,557	67.43%

(1)	Reported compensation is total compensation as reported in the 2013 Summary Compensation Table.
(2)	Realized pay is compensation actually received by the CEO during the year, including salary, non-equity bonus (amount reported for 2013 though actually paid in 2014), payouts on DERs, net spread on option exercises, market value at vesting of previously granted phantom units and All Other Compensation amounts realized during the year. Excludes the value of unvested equity awards, change in pension value and other amounts that will not actually be received until a future date.

COMPENSATION OBJECTIVES

We believe that our compensation program must support our business strategy, be competitive, and provide both significant rewards for outstanding performance and clear financial consequences for underperformance. We also believe that a significant portion of the NEOs’ compensation should be “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based on individual and company accomplishments.

GOVERNANCE OF EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee is responsible for designing our compensation objectives and methodology, and evaluating the compensation to be paid to our NEOs. The Compensation Committee is also responsible for administering our clawback policy, stock ownership guidelines and employee benefit plans, including incentive plans.

Our NEOs and other employees who perform services for ARP and APL may receive bonus and equity awards from ARP and/or APL. ARP has delegated compensation decisions to the Compensation Committee because ARP does not have its own compensation committee and does not directly employ its officers. Therefore, our Compensation Committee determines awards to be made by ARP to our NEOs, as well as determining the compensation to be paid to NEOs of ARP. Since April 2012, APL has had its own compensation committee which determines compensation for its NEOs. APL’s compensation committee provides its determinations to our Compensation Committee, and our Committee retains the right to accept, reject, or modify the determinations with respect to the NEOs who serve both companies.

The Compensation Committee is comprised solely of independent directors, consisting of Ms. Warren and Messrs. Arrendell and Holtz, with Ms. Warren acting as the chair.

Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the salary, bonus, and incentive compensation component of each of the other NEO’s total compensation. Our Chief Executive Officer provides the Compensation Committee with key elements of our company’s and the other NEOs’ performance during the year. Our Chief Executive Officer, at the Compensation Committee’s request, may attend committee meetings solely to provide insight into our company’s and the other NEOs’ performance, as well as the performance of other comparable companies in the same industry.

Independent Compensation Consultant

For 2013, the Compensation Committee engaged Mercer (US) Inc., an independent compensation consulting firm, to provide information and objective advice regarding executive compensation. All of the decisions with respect to our NEOs’ compensation, however, are made by the Compensation Committee or, in the case of awards from APL, the APL compensation committee, which communicates the APL award information to the Compensation Committee.

Mercer worked with our senior management to develop a peer group in 2012 that reflected as close as possible, our business mix, structure and size. The peer group is comprised of 14 oil and gas companies with the majority having revenues ranging from  1/2 to 2 times our company’s revenues, which are near the median. The peer group is the same as the peer group used in 2012, except that Copano Energy LLC was excluded because it was acquired by Kinder Morgan Energy Partners LP in May 2013 and no longer deemed a peer. The members of the peer group are:

Ticker	Company Name	2012 Revenues
		($ millions)
NGLS	TARGA RESOURCES CORP	$5,886
PXD	PIONEER NATURAL RESOURCES CO	$2,812
SD	SANDRIDGE ENERGY INC	$2,731
SWN	SOUTHWESTERN ENERGY CO	$2,715
WLL	WHITING PETROLEUM CORP	$2,170
MMP	MAGELLAN MIDSTREAM PRTNRS LP	$1,772
LINE	LINN ENERGY LLC	$1,753
EQT	EQT CORP	$1,642
MWE	MARKWEST ENERGY PARTNERS LP	$1,452
RRC	RANGE RESOURCES CORP	$1,408
COG	CABOT OIL & GAS CORP	$1,205
EROC	EAGLE ROCK ENERGY PARTNRS LP	$984
CRZO	CARRIZO OIL & GAS INC	$368
EVEP	EV ENERGY PARTNERS LP	$285

Summary Statistics (n= 14)
75th Percentile:	$2,579
Median	$1,697
25th Percentile:	$1,255

ATLAS ENERGY LP	$1,476

Source: Standards & Poor’s Compustat Database

Mercer’s analysis also included its compensation survey data for the oil and gas industry. Mercer’s analysis included:

•

A market competitive assessment against the peer group and survey data evaluating base salaries, total cash compensation, and total direct compensation (representing the annualized long-term incentive award value plus total cash compensation), as well as pay mix. Mercer found that:

•

base salaries were competitive (defined as within 15% of a market benchmark) with the 90th percentile of the peer group and the survey, except for Mr. Jones’, which was competitiveth with the median of both groups, Mr. McGrath’s, which was competitive with the 25th percentile of the peer group and below the competitive range of the 25th percentile of the survey, and Mr. Dubay’s which was below the competitive range of the 25th percentile of the survey;

•

total cash compensation was competitive with or above the 90th percentile of the peer group and the survey, except for Mr. Dubay’s, which was competitive with the 75th percentile of the survey, and Mr. McGrath’s, which was competitive with the 75th percentile of the peer group and between the 75th and 90th percentile of the survey;

•	total direct compensation was above the 90th percentile of the peer group, except for Mr. McGrath’s, which was between the 25th and 50th percentiles, and above the competitive range of the survey 90th percentile, except for Mr. Dubay’s and Mr. McGrath’s, which were competitive with the median; and

•	in the aggregate, we place more emphasis on variable pay than the peer group or the survey.

•

A pay for performance assessment that tests the alignment between the actual compensation awarded and total shareholder return for the 3-year and 1-year periods ending December 2012 against the peer group. Mercer found that:

•	Our total shareholder return was the highest among our peers for both periods;

•	On a 3-year basis, our total direct compensation was aligned with total shareholder return;

•	On a 1-year basis, our total cash compensation was aligned with total shareholder return.

•

A run rate and dilution assessment which reviewed potential dilution, share-based run rate and economic run rate against the peer group. Mercer found that, largely as a result of the multi-year long-term incentive grants of our equity made in 2011, our 2012 equity usage was the highest relative to the peer group.

•	An executive benefits assessment. Mercer found that:

•	We provide 401(k) match contributions to all employees, as do all of our peers; and

•	We have a deferred compensation plan pursuant to which certain senior executives may defer an additional portion of their compensation which we match up to 50% of base salary.

The Compensation Committee and management plan to continue to monitor the peer group to ensure that it remains aligned with our size and business mix.

A critical criterion in the Compensation Committee’s selection of Mercer to provide executive and director compensation consulting services was the fact that Mercer does not provide any other services to us or our affiliated companies. In addition to reaffirming this on an annual basis, we also conduct a search of our accounts payable system to confirm that no Mercer affiliates are providing services outside of the compensation consulting services. As discussed in “Code of Business Conduct and Ethics” and “Certain Relationships and Related Transactions” we have a Code of Business Conduct and Ethics as well as a related party transaction policy which governs potential conflicts of interest. Our directors and officers are also required to complete questionnaires on an annual basis which allows us to review whether there are any potential conflicts as a result of personal or business relationships. There are no business or personal relationships between the consultants from Mercer who work with us and our directors and executive officers other than the compensation consulting described herein.

Timing of Compensation Decision Process

The Compensation Committee makes its determination on compensation amounts shortly after the close of our fiscal year. In the case of base salaries, the committee recommends the amounts to be paid for the new fiscal year. In the case of annual bonus and long-term incentive compensation, the committee determines the amount of awards based on the most recently concluded fiscal year.

We typically pay cash awards and issue equity awards in February of each year, although the Compensation Committee has the discretion to recommend salary adjustments and the issuance of equity awards at other times during the fiscal year. In addition, our NEOs and other employees who perform services for APL may receive annual bonus and long-term incentive compensation awarded by APL’s compensation committee.

ELEMENTS OF OUR COMPENSATION PROGRAM

Base Salary

Base salary is intended to provide fixed compensation to the NEOs for their performance of core duties that contributed to our success. Base salaries are not intended to compensate individuals for their extraordinary performance or for above average company performance.

Annual Incentives

Annual incentives are intended to tie a significant portion of each of the NEO’s compensation to our annual performance and/or that of our subsidiaries or divisions for which the officer is responsible. Generally, the higher the level of responsibility of the executive within our company, the greater is the incentive component of that executive’s target total cash compensation. The Compensation Committee may recommend awards of performance-based bonuses and discretionary bonuses.

Performance-Based Bonuses

We have an Annual Incentive Plan for Senior Executives, which we refer to as the Senior Executive Plan, to award bonuses for achievement of predetermined performance objectives during a 12-month performance period, generally our fiscal year. Awards under the Senior Executive Plan may be paid in cash or in a combination of cash and time-vesting equity. Making all equity awards vest over time adds an additional performance-based component to the bonuses.

Summary of performance factors that determine bonus

•	No awards are made unless at least one of the performance goals is met, except in exceptionally rare circumstances

•	Equity awards vest over time—a delayed payout feature that further aligns interests of NEOs with sustainable long-term growth in unitholder value

During 2013, the Compensation Committee approved 2013 bonus awards to be paid from a bonus pool. The bonus pool is equal to a maximum of 18.3% of the distributable cash flow of our entire enterprise. One of two goals for 2013 had to be met before any bonuses would be paid:

•	at least 80% of the average distributable cash flow allocable to us for the past three years; and

•	at least 80% of the average production volumes (which for ARP means production volumes and for APL means gathered volumes) for the past three years.

The goals are set early in the year, but actual awards are ultimately determined by the Committee’s year-end evaluation that also evaluates other factors as set forth below. While the Compensation Committee has the discretion to make awards even if one of the goals is not met, it does not anticipate doing so absent exceptionally rare circumstances justifying the payment of a bonus.

In the event that distributable cash flow includes any capital transaction gains in excess of $50 million, then only 10% of that excess is included in the bonus pool. Distributable cash flow means the sum of (i) cash available for distribution by us, including the distributable cash flow of any of our subsidiaries (regardless of whether such cash is actually distributed), plus (ii) to the extent not otherwise included in distributable cash flow, any realized gain on the sale of securities, including securities of a subsidiary, less (iii) to the extent not otherwise included in distributable cash flow, any loss on the sale of securities, including securities of a subsidiary. A return of our capital investment in a subsidiary was not intended to be included and, accordingly, if distributable cash flow included proceeds from the sale of all or substantially all of the assets of a subsidiary, the amount of such proceeds to be included in distributable cash flow would be reduced by our basis in the subsidiary.

The maximum award, expressed as a percentage of our estimated 2013 distributable cash flow, for each participant was as follows: Mr. E. Cohen, 6.22% ($21,500,000); Mr. J. Cohen, 5.49% ($19,000,000); Mr. Jones, 2.93% ($10,100,000); Mr. Dubay, 2.20% ($7,600,000); and Mr. McGrath, 1.46% ($5,100,000). Mr. Dubay’s maximum award amount will be reduced by any incentive compensation paid to him by APL, and the deducted amount may be available for allocation among the other participants in the Senior Executive Plan.

Pursuant to the terms of the Senior Executive Plan, the Compensation Committee has discretion to recommend reductions, but not increases, in maximum awards under the Senior Executive Plan. In making its decisions, the Compensation Committee considers factors including, growth of reserves, growth in production, processing and intake of natural gas, total market and distribution return to unitholders, and health and safety performance.

Discretionary Bonuses

In exceptional circumstances, discretionary bonuses may be awarded to recognize individual and group performance without regard to limitations otherwise in effect.

Long-Term Incentives

We believe that our long-term success depends upon aligning our executives’ and unitholders’ interests. To support this objective, we provide our executives with various means to become significant equity holders, including awards under our 2006 Long-Term Incentive Plan (the “2006 Plan”) and our 2010 Long-Term Incentive Plan (the “2010 Plan”), which we refer to as our Plans. Under our Plans, the Compensation Committee may recommend grants of equity awards in the form of options and/or phantom units. Generally, the unit options and phantom units vest over a three or four year period.

Our NEOs are eligible to receive awards under the ARP’s 2012 Long-Term Incentive Plan, which we refer to as the ARP Plan. Our NEOs are also eligible to receive awards under the APL’s 2004 Long-Term Incentive Plan and its 2010 Long-Term Incentive Plan, which we refer to as the APL Plans; however, awards under the APL Plans are determined by the APL compensation committee and the amount of the APL awards are communicated to our Compensation Committee.

ADDITIONAL INFORMATION CONCERNING EXECUTIVE COMPENSATION

Deferred Compensation

All of our employees may participate in our 401(k) plan, which is a qualified defined contribution plan designed to help participating employees accumulate funds for retirement. In July 2011, we established the Atlas Energy Executive Excess 401(k) Plan (the “Deferred Compensation Plan”), a non-qualified deferred compensation plan that is designed to permit individuals who exceed certain income thresholds and who may be subject to compensation and/or contribution limitations under our 401(k) plan to defer an additional portion of their compensation. The purpose of the Deferred Compensation Plan is to provide participants with an incentive for a long-term career with us by providing them with an appropriate level of replacement income upon retirement. Under the Deferred Compensation Plan, a participant may contribute to an account an amount up to 10% of annual cash compensation (which means a participant’s salary and non-performance-based bonus) and up to 100% of all performance-based bonuses. We are obligated to make matching contributions on a dollar-for-dollar basis of the amount deferred by the participant subject to a maximum matching contribution equal to 50% of the participant’s base salary for any calendar year. We do not pay above-market or preferential earnings on deferred compensation. Participation in the Deferred Compensation Plan is available pursuant to the terms of an individual’s employment agreement or at the designation of the Compensation Committee. Currently, Messrs. E. Cohen and J. Cohen are the only participants in the Deferred Compensation Plan. For further details, please see “2013 Non-Qualified Deferred Compensation.”

Post-Termination Compensation

Our NEOs received substantial cash amounts from Chevron in connection with the Chevron Merger, both as a result of the termination payments due under their employment agreements and their equity holdings. The Compensation Committee believed that the amounts thus realized left our NEOs without adequate financial incentives to continue employment with us, which the Committee did not believe was in our interest as we moved forward with significant new operations. In order to encourage these executives to remain with us on a long-term basis, we entered into employment agreements with Messrs. E. Cohen, J. Cohen, Jones and Dubay that, among other things, provide compensation upon termination of their employment by reason of death or disability, by us without cause or by each of them for good reason. See “—Employment Agreements and Potential Payments Upon Termination or Change of Control.”

The Compensation Committee considered the following in entering into these agreements:

•

“Double trigger” severance payments—Change in control severance benefits (base salary and bonus payments) to each NEO are paid pursuant to a “double-trigger,” which means that to receive such benefits employment must terminate both: (1) as a result of a qualifying termination of employment, where his position with us changes substantially and is essentially an involuntary termination, and (2) after a change in control.

•

Benefit multiple—The Compensation Committee determined the benefit multiple, that is, the cash severance amount based on each executive’s salary and bonus, after consideration of comparable market practices provided to the committee by Mercer.

Clawback Policy

In February 2014, the Compensation Committee established a Clawback Policy pursuant to which NEOs and other key executive officers will be required to return incentive compensation paid to them if the financial results upon which the awards were based are restated due to the fraud or intentional illegal conduct of the executive officer.

The Clawback Policy does not authorize the Compensation Committee to seek recovery to the extent it determines that to do so would be unreasonable or that it would be better for our company not to do so. The Compensation Committee will determine in its discretion if it will seek to recover applicable compensation, taking into account the following considerations as it deems appropriate:

•

Whether the amount of any bonus or equity compensation paid or awarded during the covered time period, based on the achievement of specific performance targets, would have been reduced based on the restated financial results;

•	The likelihood of success of recouping the compensation under governing law relative to the cost and effort involved;

•	Whether the assertion of the claim may prejudice our interests, including in any related proceeding or investigation;

•	The passage of time since the occurrence of the misconduct; and

•	Any pending legal action related to the misconduct.

We believe our Clawback Policy is sufficiently broad to reduce the potential risk that an executive officer would intentionally misstate results in order to benefit under an incentive program and provides a right of recovery in the event that an executive officer takes actions that, in hindsight, should not have been rewarded.

This Clawback Policy applies in addition to the clawback provisions of awards under our Plans, which provide that the Compensation Committee has the express right to cancel an option or phantom unit grant, and to demand the return of any vested units, if the recipient has disclosed confidential information or trade secret or engaged in any activity in competition with our business or the business of any of our subsidiaries or, in the case of the 2006 Plan awards, is convicted of a felony or a crime of moral turpitude with respect to our company or engages in fraud or embezzlement with respect to our company.

Stock Ownership Guidelines for NEOs

In February 2014, the Compensation Committee established unit ownership guidelines for our NEOs pursuant to which these executives are expected to hold a minimum number of our common units equal to a specified multiple of their annual base salaries, as follows:

Position	Required ownership multiple
Chief Executive Officer	Five (5) times annual base salary
Executive Chair and Executive Vice Chair	Four (4) times annual base salary
Chief Financial Officer	Three (3) times annual base salary
Executive Vice Presidents	Three (3) times annual base salary
Senior Vice Presidents	Two (2) times annual base salary

Equity interests that count toward the satisfaction of the ownership guidelines include common units held directly or indirectly by the executive, including common units purchased on the open market or acquired upon the exercise of a stock option and common units remaining or received upon the settlement of restricted stock, restricted stock units, and phantom units, and vested units allocated to the executive’s account under any qualified plan. Common units of APL and ARP will also satisfy the ownership guidelines so long as at least 50% of an executive’s holdings are our common units. Executives have five years from the date of the commencement of the guidelines or the date the executive is designated a covered executive by the Compensation Committee, whichever is later, to attain these ownership levels. If an executive officer does not meet the applicable guideline by the end of the five-year period, the executive officer is required to hold any net shares resulting from any future vesting of restricted or phantom units or exercise of stock options until the guideline is met. These guidelines reinforce the importance of aligning the interests of our executive officers with the interests of our unitholders and encourage our executive officers to consider the long-term perspective when managing our company.

Additionally, we have instituted stock ownership guidelines for our non-employee directors. For information regarding these guidelines, see the section entitled “Director Compensation.”

No Hedging of Company Stock

All of our employees are prohibited from hedging their company stock.

No Tax Gross Ups

We do not provide tax reimbursements to our NEOs.

Perquisites

At the discretion of the Compensation Committee, we provide perquisites to our NEOs. In 2013, these benefits were limited to providing automobile allowances or automobile related expenses to Messrs. E. Cohen and Jones.

Consulting Agreement with Mr. J. Cohen

In connection with the formation of the Lightfoot entities in 2007, Atlas Energy, Inc. entered into an agreement with Mr. J. Cohen to provide compensation to him in recognition of his role in negotiating and structuring its investment and his continued service as chairman of Lightfoot GP. We acquired Atlas Energy, Inc.’s direct and indirect ownership interests in the Lightfoot entities as part of the assets and liabilities we acquired from Atlas Energy, Inc. in February 2011. Under the agreement, Mr. J. Cohen receives an amount equal to 10% of the distributions that we receive from the Lightfoot entities, excluding amounts that constitute a return of our capital.

DETERMINATION OF 2013 COMPENSATION AMOUNTS

Following its review of Mercer’s analyses, in the fall of 2013, the Compensation Committee began to prepare for the executive compensation process by discussing the schedule for upcoming meetings and reviewing a proposed calendar. The Compensation Committee held meetings in October to review and discuss the compensation philosophy. In February 2014, the Compensation Committee met with Mercer, with our Chief Executive Officer in attendance, to evaluate our company’s performance and to approve annual payouts to NEOs as well as long-term incentive grants to senior employees.

Say on Pay

At our 2013 annual meeting, our unitholders were asked to vote on a non-binding resolution approving the compensation of our NEOs as disclosed in the proxy statement. Our unitholders approved compensation of our NEOs with approximately 88% of the votes cast in favor of our “Say on Pay” proposal. Additionally, consistent with the vote of the unitholders at the 2012 annual meeting, the Board decided to conduct an advisory vote on the compensation of our NEOs every year until the next required vote on the frequency of the unitholder vote on executive compensation. While these unitholder votes are advisory and non-binding, the Compensation Committee has interpreted the results as strongly supportive of the compensation paid to our NEOs and therefore has decided to maintain similar compensation practices for 2013. In addition, the annual review by the unitholders will provide the committee with a current perspective on the compensation awarded to the NEOs.

Base Salary

As described above, Mercer’s market competitive assessment found that that base salaries of these NEOs were competitive with the 90th percentile of the peer group and the survey, except for Mr. Jones’, which was competitive with the median of both groups, Mr. McGrath’s, which was competitive with the 25th percentile of both the peer groups and below the competitive range of the 25th percentile of the survey, and Mr. Dubay’s, which was below the competitive range of the 25th percentile of the survey. Taking that analysis into consideration, our Compensation Committee determined that the current base salaries for Messrs. E. Cohen, J. Cohen and Jones were appropriate for 2014. The APL compensation committee likewise determined that Mr. Dubay’s base salary was appropriate for 2014. Our Compensation Committee increased Mr. McGrath’s 2014 base salary to $400,000 in order to bring it to the median of the peer group and survey data.

Annual Incentives

After the end of our 2013 fiscal year, our Compensation Committee considered incentive awards pursuant to the Senior Executive Plan based on the year’s performance. In determining the actual amounts to be paid to the NEOs, the Compensation Committee considered both individual and company performance. Our Chief Executive Officer made recommendations of incentive award amounts based upon our performance as well as the performance of our subsidiaries; however, the Compensation Committee had the discretion to approve, reject, or modify the recommendations. The Compensation Committee noted that our total unitholder return, including cash distributions, was 39% during 2013, which was approximately the median of our peer group. The Committee took into consideration that the 2013 return followed annual returns of 67% and 61% during the prior two years, thus representing a greater achievement than similar increases in share prices at other peer companies whose stock price increases had been far inferior to our return over the prior two years. Our distributable cash flow was more than double the performance goal set under our Senior Executive Plan. Our reserve levels of hydrocarbons increased by approximately 52% during 2013 from 911 Bcfe to 1.4 Tcfe, and we added over 600,000 net undeveloped acres of energy rights (almost a 200% increase) and over 340,000 developed acres (a 95% increase); our natural gas production grew by approximately 97% from approximately130 Mmcfed to approximately 260 Mmcfed; and in both the pipeline and E&P operations, significant safety incidents were at low levels.

The Committee confirmed that our company had achieved not one, but both, of the threshold performance standards permitting bonus payments under the Senior Executive Plan. The committee determined that the average three years of distributable cash flow allocable to us was $98 million, which was double the pre-determined minimum threshold of 80% of three year average distributable cash flow of $43 million. The committee also determined that the production volume for 2013 was 1,665 Mmcfed, far surpassing 80% of the average production volume for the past three years of 608 Mmcfed. The Compensation Committee reviewed the calculations of our maximum 2013 bonus pool which was 18.3% of our adjusted distributable cash flow of $345 million (although actual awards are far less than planned maximums). The committee, however, recognized NEOs’ continued strong performance and decided to make awards that were generally commensurate with overall awards that had been granted in 2011 and 2012, and therefore, did not grant awards at the maximum level for any of the NEOs.

At this time, in view of evolving corporate governance standards, the Compensation Committee decided to continue to move annual incentive compensation from a largely cash-based system to a substantially equity-based bonus system and to institute clawback provisions. To that end, the committee determined to grant awards that were substantially in the form of equity, such that no cash component of the bonuses awarded to the NEOs for 2013 exceeded 32% as compared to 2012 when the cash component averaged 63%. Because the committee deemed these equity awards to be annual incentive awards made in lieu of cash, it determined that these phantom units vest ratably over the next two years. Because the equity awards were made in 2014, they do not appear in the Summary Compensation table or the Grants of Plan-Based Awards table that follow, but will be reflected in those tables next year. The following table shows the maximum amounts that could be awarded under the Senior Executive Plan and the breakdown of the awards actually granted:

Named Executive Officer	Maximum percentage of bonus pool (18.3%)	Maximum potential awards	Total compensation value	Cash amount awarded	Number of ATLS phantom units awarded
Edward E. Cohen	6.22%	$21,500,000	$6,000,000	$1,200,000	109,589
Jonathan Z. Cohen	5.49%	$19,000,000	$5,500,000	$1,200,000	98,174
Matthew A. Jones	2.93%	$10,100,000	$3,000,000	$750,000	51,370
Sean P. McGrath	1.46%	$5,100,000	$1,900,000	$600,000	34,247

In February 2014, the APL compensation committee awarded Mr. Dubay 50,000 phantom units (with DERs), which will vest ratably over three years. In light of this APL award, Mr. Dubay did not receive a separate award under the Senior Executive Plan.

For 2013, our Compensation Committee did not award any discretionary bonuses.

The APL compensation committee (consisting solely of APL independent directors unaffiliated with us) has authorized APL’s executive committee to make cash awards of $100,000 each to its NEOs (including Messrs. E. Cohen, J. Cohen and Dubay) if (i) APL’s gathered volumes on operating assets initially included in its approved 2014 budget reach at least 1.8 billion cubic feet per day (Bcf/day), as averaged over a fiscal quarter, and (ii) the executive committee determines such awards are appropriate.

Long-Term Incentives

In July 2013, the APL compensation committee provided retention bonuses for a number of executives including several of our NEOs as follows: Mr. E. Cohen—50,000 phantom units; Mr. J. Cohen—50,000 phantom units; and Mr. Dubay—50,000 phantom units. The awards will vest 25% on each anniversary of the grant. The APL compensation committee determined that competition for experienced personnel, particularly from private equity firms, had substantially increased and that the awards were necessary to assure the continued services of APL personnel.

In February 2014, the APL compensation committee made awards of our phantom units (with DERs), for similar reasons, as follows: 50,000 phantom units to each of Messrs. E. Cohen, J. Cohen and Dubay. The units will vest ratably over three years. Because these awards were made after 2013 year-end, they do not appear in the Summary Compensation table or the Grants of Plan-Based Awards table that follow, but will be reflected in the tables appearing in our 2014 annual report.

Executive Compensation

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Unit awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)		Total ($)
Edward E. Cohen, Chief Executive Officer and President	2013	1,000,000	—	3,775,488	—	1,200,000	1,611,182	(3)	7,586,670
	2012	896,154	—	7,198,500	2,135,000	2,750,000	2,066,013		15,045,667
	2011	746,154	—	6,669,000	6,951,000	3,500,000	3,066,906		20,933,060

Sean P. McGrath, Chief Financial Officer	2013	350,000	—	499,973	—	600,000	159,851	(4)	1,609,824
	2012	250,000	—	1,233,500	305,000	550,000	173,962		2,512,462
	2011	250,000	1,275,000	666,900	347,550	—	17,638		2,557,088

Jonathan Z. Cohen, Executive Chairman of the Board	2013	700,000	—	3,575,468	—	1,200,000	1,481,840	(5)	6,957,308
	2012	630,769	—	7,198,500	2,135,000	2,700,000	1,981,760		14,646,029
	2011	530,769	—	5,557,500	4,965,000	3,000,000	2,892,500		16,945,769

Eugene N. Dubay, Senior Vice President of Midstream	2013	500,000	—	1,975,500	—	—	338,638	(6)	2,814,138
	2012	500,000	1,500,000	1,778,400	993,000	—	440,683		5,938,683
	2011	500,000	—	1,334,009	1,008,700	1,000,000	5,136,128		9,407,528

Matthew A. Jones, Senior Vice President and President of E&P Division	2013	400,000	—	1,099,995	—	750,000	480,892	(7)	2,730,887
	2012	358,462	—	2,467,000	1,372,500	1,650,000	254,033		6,101,995
	2011	298,024	—	3,334,500	1,986,000	1,250,000	1,344,910		8,213,434

(1)	For fiscal year 2013, the amounts reflect the grant date fair value of the phantom units under our Plans and the APL Plans. The grant date fair value was determined in accordance with FASB ASC Topic 718, and is based on the market value on the grant date of ATLS units and APL units. See Item 8: Financial Statements and Supplementary Data—Note 18 of the Annual Report for further discussion regarding assumptions made in fair value valuation. For fiscal year 2012, the amounts reflect the grant date fair value of the phantom units under the APL Plans and ARP Plan. For fiscal year 2011, the amounts reflect the grant date fair value of the phantom units under our Plans.
(2)	The amounts in this column reflect the grant date fair value of options awarded under our Plans and the APL Plans calculated in accordance with FASB ASC Topic 718. See Item 8: Financial Statements and Supplementary Data—Note 18 of the Annual Report for further discussion regarding assumptions made in fair value valuation.
(3)	Comprised of (i) payments on DERs of $564,100 with respect to the phantom units awarded under our Plans, (ii) payments on DERs of $272,250 with respect to the phantom units awarded under the ARP Plan, (iii) payments on DERs of $272,000 with respect to the phantom units awarded under the APL Plans, (iv) a matching contribution of $500,000 under the Deferred Compensation Plan; and (v) tax, title and insurance premiums for Mr. E. Cohen’s automobile.
(4)	Comprised of (i) payments on DERs of $69,101 with respect to the phantom units awarded under our Plans and (ii) payments on DERs of $90,750 with respect to the phantom units awarded under the ARP Plan.
(5)	Comprised of (i) payments on DERs of $474,048 with respect to the phantom units awarded under our Plans, (ii) payments on DERs of $272,250 with respect to the phantom units awarded under the ARP Plan, (iii) payments on DERs of $272,000 with respect to the phantom units awarded under the APL Plans, (iv) a matching contribution of $350,000 under the Deferred Compensation Plan; and (v) $113,542 paid under the agreement relating to Lightfoot.

(6)	Comprised of (i) payments on DERs of $131,388 with respect to the phantom units awarded under our Plans and (ii) payments on DERs of $257,250 with respect to the phantom units awarded under the APL Plans.
(7)	Comprised of (i) payments on DERs of $289,982 with respect to the phantom units awarded under our Plans, (ii) payments on DERs of $181,500 with respect to the phantom units awarded under the ARP Plan; and (iii) an automobile allowance.

2013 GRANTS OF PLAN-BASED AWARDS

Name	Estimated possible payments under non-equity incentive plan awards(1)			Grant date	All other stock awards: Number of units		All other option awards: Number of securities underlying options	Exercise or base price of option awards ($/Unit)	Grant date fair value of unit and option awards ($)(4)
	Threshold ($)	Target ($)	Maximum ($)
Edward E. Cohen	N/A	N/A	21,500,000	2/4/13	47,281	(2)	—	—	1,799,988
				7/10/13	50,000	(3)	—	—	1,975,500

Sean P. McGrath	N/A	N/A	5,100,000	2/4/13	13,133	(2)	—	—	499,973

Jonathan Z. Cohen	N/A	N/A	19,000,000	2/4/13	42,027	(2)	—	—	1,599,968
				7/10/13	50,000	(3)	—	—	1,975,500

Eugene N. Dubay	N/A	N/A	7,600,000	7/10/13	50,000	(3)	—	—	1,975,500

Matthew A. Jones	N/A	N/A	10,100,000	2/4/13	28,894	(2)	—	—	1,099,995
(1)	Represents performance-based bonuses under our Senior Executive Plan which may be paid in cash and/or equity. As discussed under “Compensation Discussion and Analysis—Elements of our Compensation Program—Annual Incentives—Performance-Based Bonuses,” the Compensation Committee set performance goals based on our distributable cash flow and average production volumes, and established maximum awards, but not minimum or target amounts, for each eligible NEO.
(2)	Represents phantom units granted under our 2006 Plan.
(3)	Represents phantom units granted under the APL 2010 Plan.
(4)	The grant date fair value was calculated in accordance with FASB ASC Topic 718.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have employment agreements with our NEOs that provide for severance compensation to be paid if their employment is terminated under certain conditions.

Terms Used

“Good reason” is defined in the following employment agreements as:

•	a material reduction in base salary;

•	a demotion from his position;

•	a material reduction in duties, it being deemed such a material reduction if we cease to be a public company unless we become a subsidiary of a public company and,

•	in the case of Mr. E. Cohen, becomes the chief executive officer of the public parent immediately following the applicable transaction;

•	in the case of Mr. J. Cohen, becomes an executive officer of the public parent with responsibilities substantially equivalent to his previous position immediately following the applicable transaction;

•	in the case of Messrs. Jones and Dubay, the CEO or the Chairman of our general partner’s board is not our CEO or the CEO of the acquiring entity;

•	the executive is required to relocate to a location more than 35 miles from the executive’s previous location;

•	in the case of Mr. E. Cohen and Mr. J. Cohen, ceasing to be elected to the Board; or

•	any material breach of the agreement.

“Cause” is defined in Mr. E. Cohen and Mr. J. Cohen’s employment agreements as:

•	the executive is convicted of a felony, or any crime involving fraud or embezzlement;

•

the executive intentionally and continually fails to perform his reasonably assigned duties (other than as a result of disability), which failure is materially and demonstrably detrimental to our company and has continued for 30 days after written notice signed by a majority of the independent directors of our General Partner; or

•	executive is determined, through arbitration, to have materially breached the restrictive covenants in the agreement.

“Cause” is defined in Messrs. Jones and Dubay’s employment agreements as:

•	the executive has committed any demonstrable and material fraud;

•	illegal or gross misconduct that is willful and results in damage to our business or reputation;

•	in the case of Mr. Jones, he is convicted of a felony, or any crime involving fraud or embezzlement and in the case of Mr. Dubay, he is charged with a felony;

•	failure to substantially perform his duties (other than as a result of disability) after written demand and a reasonable opportunity to cure; or

•	failure to follow reasonable written instructions which are consistent with his duties.

Edward E. Cohen

Effective May 16, 2011, we entered into an employment agreement with Mr. Cohen to secure his service as President and Chief Executive Officer of our General Partner. The agreement has a term of three years, which automatically renews daily unless terminated before the expiration of the term pursuant to the termination provisions of the agreement.

The agreement provides for an initial annual base salary of $700,000, which may be increased at the discretion of the board of directors of our general partner. Mr. Cohen is entitled to participate in any short-term and long-term incentive programs and health and welfare plans and receive perquisites and reimbursement of business expenses, in each case as provided by us for our senior level executives generally. Mr. Cohen participates in the Deferred Compensation Plan, under which he may elect to defer up to 10% of his total annual cash compensation, which we must match on a dollar-for-dollar basis up to 50% of his annual base salary. See “2013 Non-Qualified Deferred Compensation.” During the term of the agreement, we must maintain a term life insurance policy on Mr. Cohen’s life which provides a death benefit of $3 million, which can be assumed by Mr. Cohen upon a termination of employment.

The agreement provides the following benefits in the event of a termination of employment:

•

Upon termination of employment due to death, all equity awards held by Mr. Cohen accelerate and vest in full upon the later of the termination of employment or six months after the date of grant of the awards (“Acceleration of Equity Vesting”), and Mr. Cohen’s estate is entitled to receive, in addition to payment of all accrued and unpaid amounts of base salary, vacation, business expenses and other benefits (“Accrued Obligations”), a pro-rata bonus for the year of termination, based on the actual bonus that would have been earned had the termination of employment not occurred, determined and paid consistent with past practice (the “Pro-Rata Bonus”).

•

We may terminate Mr. Cohen’s employment if he has been unable to perform the material duties of his employment for 180 days in any 12-month period because of physical or mental injury or illness, but we are required to pay his base salary until we act to terminate his employment. Upon termination of employment due to disability, Mr. Cohen will receive the Accrued Obligations, all amounts payable under our long-term disability plans, three years’ continuation of group term life and health insurance benefits (or, alternatively, we may elect to pay executive cash in lieu of such coverage in an amount equal to three years’ healthcare coverage at COBRA rates and the premiums we would have paid during the three-year period for such life insurance) (such coverage, the “Continued Benefits”), Acceleration of Equity Vesting, and the Pro-Rata Bonus.

•

Upon termination of employment by us without cause or by Mr. Cohen for good reason, Mr. Cohen will be entitled to either (i) if he does not execute and not revoke a release of claims against us, payment of the Accrued Obligations, or (ii), in addition to payment of the Accrued Obligations, if he executes and does not revoke a release of claims against us, (A) a lump-sum cash payment in an amount equal to three times his average compensation (which, assuming a termination date of December 31, 2013 is defined as the sum of (1) his annualized base salary in effect immediately before the termination of employment plus (2) the average of the bonuses earned for 2012 and 2011, (B) Continued Benefits for three years, (C) the Pro-Rata Bonus, and (D) Acceleration of Equity Vesting.

•	Upon a termination by us for cause or by Mr. Cohen without good reason, he is entitled to receive payment of the Accrued Obligations.

In connection with a change of control, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Cohen will be reduced such that the total payments to the executive which are subject to Internal Revenue Code Section 280G are no greater than the Section 280G “safe harbor amount” if he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Cohen if a termination event had occurred as of December 31, 2013:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$9,000,000	(3)	$—	$44,294,671
Disability	6,000,000		57,626	44,294,671
Termination by us without cause or by Mr. Cohen for good reason	30,785,232	(4)	57,626	44,294,671
(1)	Dental and medical benefits were calculated using 2013 COBRA rates.
(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “2013 Outstanding Equity Awards at Fiscal Year-End” table. The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2013. The payments relating to unit awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2013.
(3)	Represents Mr. Cohen’s bonus for 2013 plus life insurance policy proceeds.
(4)	Represents (i) three times ((a) Mr. Cohen’s base salary plus (b) the average of his bonuses for 2012 and 2011) plus (ii) his bonus for 2013. The value of unit awards is based on the fair market value of the underlying stock at the grant date. The value of options is based on Black-Scholes option pricing at grant date.

Jonathan Z. Cohen

Effective May 16, 2011, we entered into an employment agreement with Mr. Cohen to secure his service as Chairman of the Board. The agreement has a term of three years, which automatically renews daily unless terminated before the expiration of the term pursuant to the termination provisions of the agreement.

The agreement provides for an initial annual base salary of $500,000, which may be increased at the discretion of the board of directors of our general partner. Mr. Cohen is entitled to participate in any short-term and long-term incentive programs and health and welfare plans of the company and receive perquisites and reimbursement of business expenses, in each case as provided by us for our senior level executives generally. Mr. Cohen participates in the Deferred Compensation Plan, under which he may elect to defer up to 10% of his total annual cash compensation, which we must match on a dollar-for-dollar basis up to 50% of his annual base salary. See “2013 Non-Qualified Deferred Compensation.” During the term of the agreement, we must maintain a term life insurance policy on Mr. Cohen’s life which provides a death benefit of $2 million, which can be assumed by Mr. Cohen upon a termination of employment.

The agreement provides the same benefits in the event of a termination of employment as described above in Mr. E. Cohen’s employment agreement summary.

In connection with a change of control, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Cohen will be reduced such that the total payments to the executive which are subject to Internal Revenue Code Section 280G are no greater than the Section 280G “safe harbor amount” if he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Cohen if a termination event had occurred as of December 31, 2013:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$7,500,000	(3)	$—	$35,755,710
Disability	5,500,000		83,652	35,755,710
Termination by us without cause or by Mr. Cohen for good reason	28,260,202	(4)	83,652	35,755,710
(1)	Dental and medical benefits were calculated using 2013 COBRA rates.
(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “2013 Outstanding Equity Awards at Fiscal Year-End” table. The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2013. The payments relating to unit awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2013.
(3)	Includes the $2 million death benefit from the life insurance policy and payment of the 2013 bonus.
(4)	Represents (i) three times ((a) Mr. Cohen’s base salary plus (b) the average of his bonuses for 2012 and 2011) plus (ii) his bonus for 2013. The value of unit awards is based on the fair market value of the underlying stock at the grant date. The value of options is based on Black-Scholes option pricing at grant date.

Matthew A. Jones

In November 2011, we entered into an employment agreement with Matthew A. Jones. Mr. Jones has the title of Senior Vice President and President of the Exploration and Production Division. The agreement has an effective date of November 4, 2011 and has an initial term of two years, which automatically renews daily after the first anniversary of the agreement for one year terms.

The agreement provides for an initial annual base salary of $280,000. Mr. Jones is entitled to participate in any of our short-term and long-term incentive programs and health and welfare plans and receive perquisites and reimbursement of business expenses, in each case as provided by us for our senior executives generally.

The agreement provides the following benefits in the event of a termination of employment:

•

Upon a termination by us for cause or by Mr. Jones without good reason, he is entitled to receive payment of accrued but unpaid base salary and (to the extent required to be paid under company policy) amounts of accrued but unpaid vacation, in each case through the date of termination (together, the “Accrued Obligations”).

•

Upon a termination of employment due to death or disability (defined as Mr. Jones being physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and the determination by our general partner’s board of directors, in good faith based upon medical evidence, that he is unable to perform his duties), all equity awards held by Mr. Jones accelerate and vest in full upon such termination (“Acceleration of Equity Vesting”), and Mr. Jones or his estate is entitled to receive in one cash payment, in addition to payment of all Accrued Obligations and any accrued but unpaid bonus earned for any year before the date of termination, a pro-rata amount in respect of the bonus granted to the executive for the fiscal year in which the termination occurs in an amount equal to the bonus earned by Mr. Jones for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the termination occurs through the date of termination, and the denominator of which is the total number of days in such fiscal year (the “Pro-Rata Bonus”). In addition, his family is entitled to company-paid health insurance for the one-year period after his death.

•

Upon a termination of employment by us without cause (which, for purposes of the “Acceleration of Equity Vesting” includes a non-renewal of the agreement) or by the executive for good reason, Mr. Jones will be entitled to either:

•	if Mr. Jones does not timely execute (or revokes) a release of claims against us, payment in one cash payment of the Accrued Obligations, any accrued but unpaid bonus and the Pro-Rata Bonus; or

•

in addition to payment in one cash payment of the Accrued Obligations, any accrued but unpaid bonus and the Pro-Rata Bonus, if Mr. Jones timely executes and does not revoke a release of claims against us:

•

a lump-sum cash severance payment in an amount equal to two times his average compensation (which is the sum of his then-current base salary and the average of the cash bonuses earned for the three calendar years preceding the year in which the termination occurs);

•

healthcare continuation at active employee rates for two years (or, where such coverage would have a negative tax effect to our healthcare plan or Mr. Jones, we may elect to pay Mr. Jones cash in lieu of such coverage at COBRA rates); and

•	Acceleration of Equity Vesting.

In connection with a change of control, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Jones will be reduced such that the total payments to the executive which are subject to Section 280G are no greater than the Section 280G “safe harbor amount” if Mr. Jones would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Jones if a termination event had occurred as of December 31, 2013:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$1,650,000		$18,732	$16,296,820
Disability	1,650,000		18,732	16,296,820
Termination by us without cause or by Mr. Jones for good reason	3,233,333	(3)	37,464	16,296,820
(1)	Dental and medical benefits were calculated using 2013 active employee rates.
(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “2013 Outstanding Equity Awards at Fiscal Year-End” table. The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2013. The payments relating to unit awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2013.
(3)	Calculated based on Mr. Jones’s 2013 base salary and the applicable bonus.

Eugene N. Dubay

On November 4, 2011, we entered into an employment agreement with Mr. Dubay. Under the agreement, Mr. Dubay has the title of Senior Vice-President of our Midstream Operations division. The agreement has an effective date of November 4, 2011 and has an initial term of two years, which automatically renews for successive one-year terms unless earlier terminated pursuant to the termination provisions of the agreement.

The agreement provides for an initial annual base salary of $500,000, and Mr. Dubay is entitled to participate in any short-term and long-term incentive programs and health and welfare plans and receive perquisites and reimbursement of business expenses, in each case as provided by us for our senior executives generally.

The agreement provides the following benefits in the event of a termination of Mr. Dubay’s employment:

•

Upon a termination by us for cause or by Mr. Dubay without good reason, he is entitled to receive payment of accrued but unpaid base salary and (to the extent required to be paid under company policy) amounts of accrued but unpaid vacation, in each case through the date of termination (together, the “Accrued Obligations”).

•

Upon a termination of employment due to death or disability (defined as Mr. Dubay being physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and the determination by our general partner’s board of directors, in good faith based upon medical evidence, that he is unable to perform his duties), all equity awards held by Mr. Dubay accelerate and vest in full upon such termination (“Acceleration of Equity Vesting”), and Mr. Dubay or his estate is entitled to receive, in addition to payment of all Accrued Obligations, an amount equal to the bonus earned by him for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which his termination occurs through the date of termination, and the denominator of which is the total number of days in such fiscal year (the “Pro-Rata Bonus”).

•

Upon a termination of employment by us without cause (which, for purposes of the “Acceleration of Equity Vesting” includes a non-renewal of the agreement) or by Mr. Dubay for good reason, he is entitled to either:

•	if he does not timely execute (or revokes) a release of claims against us, payment of the Accrued Obligations; or

•	in addition to payment of the Accrued Obligations, if he timely executes and does not revoke a release of claims against us:

•

monthly cash severance installments each in an amount equal to one-twelfth of the sum of his then-current (i) annual base salary and (ii) the annual cash incentive bonus earned by him in respect of the fiscal year preceding the fiscal year in which his termination of employment occurs for the portion of the employment term remaining after the date of termination, payable for the then-remaining portion of the employment term (taking into account any applicable renewal term) assuming his termination had not occurred,

•	healthcare continuation at active employee rates for the then-remaining portion of the employment term (taking into account any applicable renewal term) assuming his termination had not occurred,

•

a prorated amount in respect of the bonus granted to him in respect of the fiscal year in which his termination of employment occurs based on actual performance for such year, calculated as the product of (x) the amount which would have been earned in respect of the award based on actual performance measured at the end of such fiscal year and (y) a fraction, the numerator of which is the number of days in such fiscal year through the date of termination, and the denominator of which is the total number of days in such fiscal year, paid in a lump sum in cash on the date payment would otherwise be made had he remained employed by the Company, and

•	Acceleration of Equity Vesting.

In connection with a change of control, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Dubay will be reduced such that the total payments to him which are subject to Section 280G are no greater than the Section 280G “safe harbor amount” if he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Dubay if a termination event had occurred as of December 31, 2013:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$1,500,000		$—	$11,330,246
Disability	1,500,000		—	11,330,246
Termination by us without cause or by Mr. Dubay for good reason	1,166,667	(3)	20,520	11,350,766
(1)	Dental and medical benefits were calculated using 2013 active employee rates.
(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “2013 Outstanding Equity Awards at Fiscal Year-End” table. The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2013. The payments relating to unit awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2013.
(3)	Calculated based on Mr. Dubay’s 2013 base salary plus applicable bonus. Payment would be made in monthly installments for the remaining term of Mr. Dubay’s employment agreement.

LONG-TERM INCENTIVE PLANS

Our 2006 Plan

Our 2006 Plan provides equity incentive awards to officers, employees and board members of our General Partner and its affiliates, consultants and joint-venture partners who perform services for us. Our 2006 Plan is administered by our Compensation Committee. The committee may grant awards of either phantom units or unit options for an aggregate of 2,100,000 common limited partner units, which was adjusted to an aggregate of 2,261,516 common limited partner units in connection with the ARP Distribution described below.

Partnership Phantom Units. A phantom unit entitles a participant to receive a common unit upon vesting of the phantom unit. Non-employee directors may receive an annual grant of phantom units having a fair market value of $125,000, which upon vesting entitles the grantee to receive the equivalent number of common units or the cash equivalent to the fair market value of the units. The phantom units granted to employees under our 2006 Plan generally vest over a three or four year period and phantom grants to non-employee directors generally vest over a four year period, 25% per year. In tandem with phantom unit grants, the committee may grant a DER. The committee determines the vesting period for phantom units.

Partnership Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the committee on the date of grant of the option. The committee determines the vesting and exercise period for unit options. Unit option awards expire 10 years from the date of grant. Generally, unit options granted under our 2006 Plan will vest over a three or four year period from the date of grant.

Change of Control.

Individual:	Triggering event:	Acceleration:
Eligible employees

Change of Control (as defined in the 2006 Plan), and

Termination of employment without “cause” as defined in grant agreement or upon any other type of termination specified in the applicable award agreement(s), following a change of control

Unvested awards immediately vest in full and in the case of options, become exercisable for the one-year period following the date of termination (but not later than the end of the original term of the option)

Independent directors	Change of Control (as defined in the 2006 Plan)	Unvested awards immediately vest in full

Our 2010 Plan

Our 2010 Plan provides equity incentive awards to officers, employees and board members of our General Partner and its affiliates, consultants and joint-venture partners who perform services for us. Our 2010 Plan is administered by our Compensation Committee which may grant awards of either phantom units, unit options or restricted units for an aggregate of 5,300,000 common limited partner units, which was adjusted to an aggregate of 5,763,781 common limited partner units in connection with the ARP Distribution described below.

Partnership Phantom Units. A phantom unit entitles a participant to receive a common unit upon vesting of the phantom unit. Non-employee directors may receive an annual grant of phantom units having a market value of $125,000, which, upon vesting, entitle the grantee to receive the equivalent number of common units or the cash equivalent to the fair market value of the units. The phantom units granted to employees under our 2010 Plan generally vest over a three or four year period and phantom grants to non-employee directors generally vest over a four year period, 25% per year. In tandem with phantom unit grants, the committee may grant a DER. The committee determines the vesting period for phantom units.

Partnership Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the committee on the date of grant of the option. The committee determines the vesting and exercise period for unit options and generally, the unit options granted under our 2010 Plan will vest over a three or four year period from the date of grant.

Partnership Restricted Units. A restricted unit is a common unit issued that entitles a participant to receive it upon vesting of the restricted unit. Prior to or upon grant of an award of restricted units, the committee will condition the vesting or transferability of the restricted units upon continued service, the attainment of performance goals or both.

Change of Control.

Individual:	Triggering event:	Acceleration:
Eligible employees

Change of Control (as defined in the 2010 Plan), and

Termination of employment without “cause” as defined in the 2010 Plan or upon any other type of termination specified in the applicable award agreement(s), following a change of control

Unvested awards immediately vest in full and in the case of options, become exercisable for the one-year period following the date of termination (but not later than the end of the original term of the option)

Independent directors	Change of Control (as defined in the 2010 Plan)	Unvested awards immediately vest in full

Adjustments to Awards under Our Plans

On March 13, 2012, we distributed approximately 5.24 million ARP common units to our unitholders, which common units represented an approximately 19.6% limited partner interest in ARP (the “Distribution”). Our Compensation Committee determined that the Distribution qualified as the type of event necessitating an adjustment to the outstanding options and phantom units issued pursuant to our Plans. Accordingly, on March 13, 2012, the exercise price and the number of options outstanding were adjusted in order to maintain the aggregate pre-adjustment difference between the market value of the units subject to the option and the option exercise price. The number of phantom units outstanding was also adjusted to maintain the awards’ pre-adjustment values. All other terms of the awards remained unchanged.

APL Plans

The APL 2004 Long-Term Incentive Plan (the “2004 APL Plan”) and the 2010 Long-Term Incentive Plan, which was modified in April 2011 (the “2010 APL Plan” and, collectively with the 2004 APL Plan, the “APL Plans”) provide incentive awards to officers, employees and non-employee managers of Atlas Pipeline GP and officers and employees of its affiliates, consultants and joint venture partners who perform services for APL or in furtherance of its business. The APL Plans are administered by APL’s compensation committee (the “APL Committee”). Under the APL Plans, the APL Committee may make awards of either phantom units or options covering an aggregate of 435,000 common units under the 2004 APL Plan and 3,000,000 common units under the 2010 APL Plan.

APL Phantom Units. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit. In addition, the APL Committee may grant a participant the right, which is referred to as a DER, to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions are made on an APL common unit during the period the phantom unit is outstanding.

APL Unit Options. An option entitles the grantee to purchase APL common units at an exercise price determined by the APL Committee, which may be less than, equal to or more than the fair market value of APL common units on the date of grant. The compensation committee will also have discretion to determine how the exercise price may be paid.

Except for phantom units awarded to non-employee managers of Atlas Pipeline GP, the APL Committee will determine the vesting period for phantom units and the exercise period for options. Phantom units awarded to non-employee managers will generally vest over a 4-year period at the rate of 25% per year. Both types of awards will automatically vest upon a change of control, as defined in the APL Plans.

ARP Plan

The ARP 2012 Long-Term Incentive Plan (the “ARP Plan”) provides equity incentive awards to officers, employees and managing board members of Atlas Resource Partners GP and employees of its affiliates, consultants and joint venture partners who perform services for ARP. The ARP Plan is administered by our Compensation Committee which may grant awards of either phantom units, unit options or restricted units for an aggregate of 2,900,000 common limited partner units.

ARP Phantom Units. A phantom unit entitles a participant to receive a common unit upon vesting of the phantom unit. The phantom units vest over four years. In tandem with phantom unit grants, the committee may grant a DER. The committee determines the vesting period for phantom units.

ARP Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the committee on the date of grant of the option. The committee determines the vesting and exercise period for unit options.

ARP Restricted Units. A restricted unit is a common unit issued that entitles a participant to receive it upon vesting of the restricted unit. Prior to or upon grant of an award of restricted units, the committee can condition the vesting or transferability of the restricted units upon conditions that it may determine such as the attainment of performance goals.

Change of Control.

Individual	Triggering event:	Acceleration:
Eligible employees

Change of Control (as defined in the ARP Plan), and

Termination of employment without “cause” as defined in the ARP Plan or upon any other type of termination specified in the applicable award agreement(s), following a change of control

Unvested awards immediately vest in full and in the case of options, become exercisable for the one-year period following the date of termination (but not later than the end of the original term of the option)

Independent directors	Change of Control (as defined in the ARP Plan)	Unvested awards immediately vest in full

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option awards						Unit awards
Name	Exercisable		Unexercisable		Option exercise price ($)	Option expiration date	Number of units that have not vested (#)		Market value of units that have not vested ($)
Edward E. Cohen	543,825	(1)	—		20.75	11/10/2016	—		—
	—		761,355	(2)	20.44	3/25/2021	326,295	(3)	15,286,921
	—		—		N/A	N/A	75,000	(4)	2,628,750
	87,500	(5)	262,500	(6)	$24.67	5/15/2022	112,500	(7)	2,304,000
	—		—		N/A	N/A	47,281	(8)	2,215,115
	—		—		N/A	N/A	50,000	(9)	1,752,500

Sean P. McGrath	16,314	(1)	—		20.75	11/10/2016	—		—
	—		38,067	(12)	20.44	3/25/2021	32,629	(13)	1,528,669
	12,500	(5)	37,500	(14)	24.67	5/15/2022	37,500	(15)	768,000
	—		—		N/A	N/A	13,133	(16)	615,281

Jonathan Z. Cohen	217,530	(1)	—		20.75	11/10/2016	—		—
	—		543,825	(17)	20.44	3/25/2021	271,912	(18)	12,739,077
	—		—		N/A	N/A	75,000	(4)	2,628,750
	87,500	(5)	262,500	(6)	24.67	5/15/2022	112,500	(7)	2,304,000
	—		—		N/A	N/A	42,027	(19)	1,968,965
	—		—		N/A	N/A	50,000	(9)	1,752,500
	—		108,765	(10)	20.44	3/25/2021	87,012	(11)	4,076,512

Eugene N. Dubay	—		—		N/A	N/A	75,000	(4)	2,628,750
	—		—		N/A	N/A	50,000	(9)	1,752,500
	108,765	(1)	—		20.75	11/10/2016	—		—

Matthew A. Jones	—		217,530	(20)	20.44	3/25/2021	163,147	(21)	7,643,437
	56,250	(5)	168,750	(22)	24.67	5/15/2022	75,000	(23)	1,536,000
	—		—		N/A	N/A	28,894	(24)	1,353,684
(1)	Represents options to purchase our units.
(2)	Represents options to purchase our units, which vest as follows: 3/25/2014—190,338 and 3/25/2015—571,017.
(3)	Represents our phantom units, which vest as follows: 3/25/2014—81,573 and 3/25/2015—244,722.
(4)	Represents APL phantom units, which vest as follows: 4/26/2014—25,000, and 4/26/2015—25,000 and 4/26/2016—25,000.
(5)	Represents options to purchase ARP units.
(6)	Represents options to purchase ARP’s units, which vest as follows: 5/15/2014—87,500, 5/15/2015—87,500 and 5/15/2016—87,500.
(7)	Represents ARP’s phantom units, which vest as follows: 5/15/2014—37,500, 5/15/2015—37,500 and 5/15/2016—37,500.
(8)	Represents our phantom units, which vest as follows: 2/4/2014—15,760, 2/4/2015—15,760 and 2/4/2016—15,761.
(9)	Represents APL’s phantom units, which vest as follows: 7/10/2014 – 12,500, 7/10/2015—12,500, 7/10/2016—12,500 and 7/10/2017 – 12,500.
(10)	Represents options to purchase our units, which vest as follows: 3/25/2014—27,191 and 3/25/2015—81,574.
(11)	Represents our phantom units, which vest as follows: 3/25/2014—21,753 and 3/25/2015—65,259.
(12)	Represents options to purchase our units, which vest as follows: 3/25/2014—9,516 and 3/25/2015—28,551.
(13)	Represents our phantom units, which vest as follows: 3/25/2014—8,157 and 3/25/2015—24,472.
(14)	Represents options to purchase ARP units, which vest as follows: 5/15/2014—12,500, 5/15/2015—12,500 and 5/15/2016—12,500.

(15)	Represents ARP phantom units, which vest as follows: 5/15/2014—12,500, 5/15/2015—12,500 and 5/15/2016—12,500.
(16)	Represents our phantom units, which vest as follows: 2/4/2014—4,377, 2/4/2015—4,377 and 2/4/2016—4,379.
(17)	Represents options to purchase our units, which vest as follows: 3/25/2014—135,956 and 3/25/2015—407,869.
(18)	Represents our phantom units, which vest as follows: 3/25/2014—67,978 and 3/25/2015—203,934.
(19)	Represents our phantom units, which vest as follows: 2/4/2014—14,009, 2/4/2015—14,009 and 2/4/2016—14,009.
(20)	Represents options to purchase our units, which vest as follows: 3/25/2014—54,382 and 3/25/2015—163,148.
(21)	Represents our phantom units, which vest as follows: 3/25/2014—40,786 and 3/25/2015—122,361.
(22)	Represents options to purchase ARP units, which vest as follows: 5/15/2014—56,250, 5/15/2015—56,250 and 5/15/2016—56,250.
(23)	Represents ARP phantom units, which vest as follows: 5/15/2014—25,000, 5/15/2015—25,000 and 5/15/2016—25,000.
(24)	Represents our phantom units, which vest as follows: 2/4/2014—9,631, 2/4/2015—9,631 and 2/4/2016—9,632.

2013 OPTION EXERCISES AND UNITS VESTED TABLE

	Option awards		Unit awards
Name	Number of units acquired on exercise	Value realized on exercise ($)	Number of units acquired on vesting	Value realized on vesting ($)
Edward E. Cohen	—	—	62,500	1,804,375
Sean P. McGrath	—	—	12,500	303,125
Jonathan Z. Cohen	—	—	62,500	1,804,375
Eugene N. Dubay	—	—	25,000	895,000
Matthew A. Jones	—	—	25,000	606,250

2013 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in the last FY ($)		Registrant contributions in the last FY ($)		Aggregate earnings in the last FY ($)	Aggregate balance at last FYE ($)
Edward E. Cohen	500,000	(1)	500,000	(3)	53,316	1,053,316
Jonathan Z. Cohen	350,000	(2)	350,000	(4)	37,565	737,565
(1)	This amount is included within the Summary Compensation Table for 2013 reflecting $100,000 in the salary column and $400,000 in the non-equity incentive compensation column.
(2)	This amount is included within the Summary Compensation Table for 2013 reflecting $70,000 in the salary column and $280,000 in the non-equity incentive compensation column.
(3)	This amount is included within the Summary Compensation Table for 2013 reflecting our $500,000 matching contribution in the all other compensation column.
(4)	This amount is included within the Summary Compensation Table for 2013 reflecting our $350,000 matching contribution in the all other compensation column.

Effective July 1, 2011, we established the Deferred Compensation Plan, an unfunded nonqualified deferred compensation plan for certain highly compensated employees. The Deferred Compensation Plan provides Messrs. E. and J. Cohen, the plan’s current participants, with the opportunity to defer, annually, the receipt of a portion of their compensation, and to permit them to designate investment indices for the purpose of crediting earnings and losses on any amounts deferred under the Deferred Compensation Plan. Messrs. E. and J. Cohen may defer up to 10% of their total annual cash compensation (which means base salary and non-performance-based bonus) and up to 100% of all performance-based bonuses, and we are obligated to match such deferrals on a dollar-for-dollar basis (i.e., 100% of the deferral) up to a total of 50% of their base salary for any calendar year. The account is invested in a mutual fund and cash balances are invested daily in a money market account. We established a “rabbi” trust to serve as the funding vehicle for the Deferred Compensation Plan and we will, not later than the last day of the first month of each calendar quarter, make contributions to the trust in the amount of the compensation deferred, along with the corresponding match, during the preceding calendar quarter. Notwithstanding the establishment of the rabbi trust, our obligation to pay the amounts due under the Deferred Compensation Plan constitutes a general, unsecured obligation, payable out of our general assets, and Messrs. E. and J. Cohen do not have any rights to any specific asset of the company.

The Deferred Compensation Plan has the following additional provisions:

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At the time the participant makes his deferral election with respect to any year, he must specify the date or dates (but not more than two) on which distributions will start, which date may be upon termination of employment or a date that is at least three years after the year in which the amount deferred would otherwise have been earned. A participant may subsequently defer a specified payment date for a minimum of an additional five years from the previously elected payment date. If the participant fails to make an election, all amounts will be distributable upon the termination of employment.

•	Distributions will be made earlier in the event of death, disability or a termination of employment due to a change of control.

•

If the participant elects to receive all or a portion of his distribution upon the termination of employment, it will be paid in a lump sum. Otherwise, the participant may elect to receive a lump sum payment or equal installments over not more than 10 years.

•

A participant may request a distribution of all or part of his account in the event of an unforeseen financial emergency. An unforeseen financial emergency is a severe financial hardship due to an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the participant, or, a sudden and unexpected illness or accident of a dependent, or loss of the participant’s property due to casualty, or other similar and extraordinary unforeseeable circumstances arising as a result of events beyond the control of the participant. An unforeseen financial emergency is not deemed to exist to the extent it is or may be relieved through reimbursement or compensation by insurance or otherwise; by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship; by cessation of deferrals under the plan; or by liquidation of the participant’s other assets (including assets of the participant’s spouse and minor children that are reasonably available to the participant) to the extent that this liquidation would not itself cause severe financial hardship.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires executive officers and Board members and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all such reports.

Based solely upon our review of reports received by us, or representations from certain reporting persons that no filings were required for those persons, we believe that during fiscal year 2013 our General Partner’s executive officers and directors and persons who beneficially owned more than 10% of our common units complied with all applicable filing requirements.

Certain Relationships and Related Transactions

Effective as of April 30, 2009, our General Partner adopted a written policy governing related party transactions. For purposes of this policy, a related party includes: (i) any executive officer, director or director nominee; (ii) any person known to be a beneficial owner of 5% or more of our common units; (iii) an immediate family member of any person included in clauses (i) and (ii) (which, by definition, includes, a person’s spouse, parents, and parents in law, step parents, children, children in law and step children, siblings and brothers and sisters in law and anyone residing in that person’s home); and (iv) any firm, corporation or other entity in which any person included in clauses (i) through (iii) above is employed as an executive officer, is a director, partner, principal or occupies a similar position or in which that person owns a 5% or more beneficial interest. With certain exceptions outlined below, any transaction between us and a related party that is anticipated to exceed $120,000 in any calendar year must be approved, in advance, by the disinterested members of the Board. If approval in advance is not feasible, the related party transaction must be ratified by the disinterested directors. In approving a related party transaction the disinterested directors will take into account, in addition to such other factors as they deem appropriate, the extent of the related party’s interest in the transaction and whether the transaction is no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances.

The following related party transactions are pre-approved under the policy: (i) employment of an executive officer to perform services on our behalf (or on behalf of one of our subsidiaries) if (a) the compensation is required to be reported in our annual proxy statement or (b) the executive officer is not an immediate family member of an executive officer, director, director nominee or person known to be a beneficial owner of 5% or more of our common units and such compensation was approved, or recommended to the Board for approval, by the Compensation Committee;; (ii) compensation paid to directors for serving on the Board or any committee thereof or reimbursement of expenses in connection with such services, if the compensation is required to be reported in our annual proxy statement; (iii) transactions where the related party’s interest arises solely as a holder of our common units and all holders of our common units received the same benefit on a pro rata basis (e.g., dividends), or transactions available to all employees generally; (iv) a transaction at another company where the related party is only an employee (and not an executive officer), director or beneficial owner of less than 10% of such company’s shares and the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues; and (v) any charitable contribution, grant or endowment by us or our General Partner to a charitable organization, foundation or university at which the related party’s only relationship is an employee (other than an executive officer) or director or similar capacity, if the aggregate amount involved does not exceed the lesser of $200,000 or 2% of the charitable organization’s total annual receipts, expenditures or assets.

Neither APL nor ARP employ any persons to manage or operate their businesses. Instead, as the owner of their general partners, we provide employees and incur expenses related to managing their operations. APL and ARP reimburse us for expenses we incur in managing their operations, and also reimburse us for compensation and benefits related to our employees who perform services for them based upon an estimate of the time spent by such persons on activities for each of them. For the year ended December 31, 2013, APL reimbursed $5.0 million and ARP reimbursed $5.0 million for expenses, compensation and benefits.

Relationship with Resource America. Edward E. Cohen, our General Partner’s Chief Executive Officer and President, serves as Chairman of Resource America, Inc., the former parent of Atlas Energy, Inc. and is a greater than 10% shareholder, and Jonathan Z. Cohen, our Executive Chairman, serves as Chief Executive Officer and President of Resource America and is a greater than 10% shareholder. We sublease office space from Resource America and reimburse it for certain shared services.

On July 31, 2013, we entered into a $240.0 million secured term loan facility with a group of outside investors, which included CVC Credit Partners, LLC. CVC, which is a joint venture between Resource America and an unrelated third party private equity firm, manages funds which are allocated an aggregate of $12.5 million of our term loan facility.

Investment in ARP’s of Class C Preferred Units. In July 2013, in connection with ARP’s acquisition of Raton Basin assets from EP Energy E&P Company, L.P., we purchased $86.6 million of ARP’s newly created Class C convertible preferred units at a negotiated price per unit of $23.10, which was the face value of the units. The Class C preferred units were offered and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act. The Class C preferred units pay cash distributions in an amount equal to the greater of (i) $0.51 per unit and (ii) the distributions payable on each common unit at each declared quarterly distribution date. The initial Class C preferred distribution was paid for the quarter ending September 30, 2013. The Class C preferred units have no voting rights, except as set forth in the certificate of designation for the Class C preferred units, which provides, among other things, that the affirmative vote of 75% of the Class C Preferred Units is required to repeal the certificate of designation. Holders of the Class C preferred units have the right to convert the Class C preferred units on a one-for-one basis, in whole or in part, into common units at any time before July 31, 2016. Unless previously converted, all Class C preferred units will convert into common units on July 31, 2016. Upon issuance of the Class C preferred units, we received 562,497 warrants to purchase ARP’s common units at an exercise price equal to the face value of the Class C preferred units. The warrants were exercisable beginning October 29, 2013 into an equal number of our common units at an exercise price of $23.10 per unit, subject to adjustments provided therein. The warrants will expire on July 31, 2016.

Upon issuance of the Class C preferred units and warrants on July 31, 2013, we and ARP entered into a registration rights agreement pursuant to which ARP agreed to file a registration statement with the SEC to register the resale of the common units issuable upon conversion of the Class C preferred units and upon exercise of the warrants. ARP agreed to use commercially reasonable efforts to file such registration statement within 90 days of the conversion of the Class C preferred units into common units or the exercise of the warrants.

Other Matters

As of the date of this proxy statement, the Board does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment of what they consider to be in our best interests.

Except as hereinabove stated, all units represented by valid proxies received will be voted in accordance with the provisions of the proxy.

Unitholders Sharing an Address

Unitholders sharing an address with another unitholder may receive only one Annual Report or one set of proxy materials at that address unless they have provided contrary instructions. Any such unitholder who wishes to receive a separate copy of the Annual Report or a separate set of proxy materials now or in the future may write or call to request a separate copy of these materials from: Investor Relations, Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, PA 15275; telephone number (877) 280-2857. We will promptly deliver a copy of the requested materials.

Similarly, unitholders sharing an address with another unitholder who have received multiple copies of our proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

Annual Report on Form 10-K

Our 2013 Annual Report to Unitholders, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2013, is being sent to unitholders of record as of March 14, 2014 with this proxy statement. Unitholders of record as of March 14, 2014, and beneficial owners of our common units on that date, may obtain from us, without charge, a copy of our most recent Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, by a request therefor in writing. We will also furnish any exhibit to the Annual Report upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to us at our Pittsburgh address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of our common units on March 14, 2014.

Unitholder Proposals or Director Nominations

DEADLINE FOR INCLUSION OF UNITHOLDER PROPOSAL OR NOMINATIONS IN 2015 PROXY STATEMENT

Rule 14a-8 of the Securities Exchange Act establishes the eligibility requirements and the procedures that must be followed for an equity holder’s proposal or director nomination to be included in a public company’s proxy materials. Under the rule, proposals or director nominations submitted for inclusion in our 2015 proxy materials must be received by us at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275, Attention: Secretary, on or before November 21, 2014. Proposals must comply with all the requirements of Rule 14a-8.

ADVANCE NOTICE REQUIREMENT FOR UNITHOLDER PROPOSALS OR NOMINATIONS

A unitholder who wishes to present a matter for action or to present one or more directors for nomination at our 2015 annual meeting, but does not want to include it in our proxy materials, must deliver to our Secretary during the time period beginning on December 24, 2014 and ending on January 23, 2015, a notice containing the information required by the advance notice and other provisions of the Partnership Agreement, including the name of any person(s) to be nominated. See below for a summary of the notice requirements. A copy of the Partnership Agreement may be obtained th by directing a written request to us at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275, Attention: Secretary.

Pursuant to the Partnership Agreement, our unitholders may nominate candidates for election to the Board by providing timely prior notice to our General Partner as follows:

•

The notice must be delivered to our General Partner not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, a limited partner’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made. In no event shall an adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a limited partner’s notice as described above.

•

The notice must be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such updates and supplements must be delivered to our General Partner not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.

•

The notice must set forth: (A) the name and address of the unitholder, as they appear on our books, of the beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (B) (I) the class or series and number of our securities which are, directly or indirectly, owned beneficially and of record by such unitholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (II) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any of our securities or with a value derived in whole or in part from the value of any of our securities, or any derivative or synthetic arrangement having the characteristics of a long position in any of our securities, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any of our securities, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any of our securities, whether or not such instrument, contract or right shall be subject to settlement in the underlying security, through the delivery of cash or other property, or otherwise, and without regard to whether the unitholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of common units or any of our securities (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such unitholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (III) any proxy, contract, arrangement, understanding, or relationship pursuant to which such unitholder has a right to vote any of our securities, (IV) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such unitholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any of our securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such unitholder with respect to any of our securities, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any Partnership Security (any of the foregoing, a “Short Interest”), (V) any rights to dividends on any of our securities owned beneficially by such unitholder that are separated or separable from the underlying security, (VI) any proportionate interest in any of our securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such unitholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (VII) any performance-related fees (other than an asset-based fee) that such unitholder is entitled to based on any increase or decrease in the value of any of our securities or Derivative Instruments, if any, including without limitation any such interests held by members of such unitholder’s immediate family sharing the same household, (VIII) any significant equity interests or any Derivative Instruments or Short Interests in any of our principal competitors held by such unitholder, and (IX) any direct or indirect interest of such unitholder in any contract with us, any of our affiliates or any of our principal competitors (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (C) any other information relating to such unitholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder.

•

If the notice relates to any business other than a nomination of a director that the unitholder proposes to bring before the meeting, the notice must, in addition to the matters set forth in paragraph above, also set forth: (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the unitholder and beneficial owner, if any, in such business, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a description of all agreements, arrangements and understandings between the unitholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the unitholders.

•

As to each person whom the unitholder proposes to nominate for election or reelection to the Board, the notice must also: (A) set forth all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) set forth a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such unitholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the unitholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (C) include a completed and signed questionnaire with respect to the background and qualification of the person nominated and the background of any other person or entity on whose behalf the nomination is being made, and a completed and signed representation and agreement that the person nominated (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (ii) any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director, with the person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply, with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines. In addition, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable unitholder’s understanding of the independence, or lack thereof, of such nominee.

ATLAS ENERGY, L.P.

Proxy for Annual Meeting of Unitholders on April 23, 2014

Solicited on Behalf of the Board of Directors

of the General Partner

The undersigned hereby constitutes and appoints Jonathan Z. Cohen and Matthew A. Jones, or either of them, as and for the undersigned’s proxies, each of them with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the common units of Atlas Energy, L.P. held of record by the undersigned on March 14, 2014 at the Annual Meeting of Unitholders of Atlas Energy, L.P. to be held Wednesday, April 23, 2014 and at any and all adjournments thereof as follows:

(Continued and to be signed on the reverse side.)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]

1.        ELECTION OF CLASS III DIRECTORS: The nominees for Class III directors:

Nominees:

☐ Edward E. Cohen

☐ Ellen F. Warren

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ FOR ALL EXCEPT: (See instructions below)

Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: [x]

2.        APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.        RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE PARTNERSHIP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2014.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.        IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This proxy, when properly executed, will be voted in the manner specified above by the named proxies. If no direction is made, this proxy will be voted FOR all nominees listed and FOR proposals 2 and 3.

The undersigned hereby acknowledges receipt of the Atlas Energy, L.P. Annual Report to Unitholders, Notice of the Atlas Energy, L.P. Annual Meeting and the Proxy Statement relating thereto.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Mark “X” here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right ☐

and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Date:

Signature of unitholder

Signature of unitholder

Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF UNITHOLDERS OF

ATLAS ENERGY, L.P.

April 23, 2014

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on April 23, 2014:

The proxy statement and our 2013 Annual Report are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=197317&p=irol-reportsAnnual